UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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COCA-COLA BOTTLING CO. CONSOLIDATED
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COCA-COLA BOTTLING CO. CONSOLIDATED
4100 COCA-COLA PLAZA
CHARLOTTE, NORTH CAROLINA 28211
(704) 557-4400

Notice of Annual Meeting of Stockholders
to be held on
May 5, 2009

To The Stockholders of
Coca-Cola Bottling Co. Consolidated:

Notice Is Hereby Given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Coca-Cola Bottling Co. Consolidated will be held at our Corporate Center, 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211 on Tuesday, May 5, 2009, at 9:00 a.m., local time, for the purpose of considering and acting upon the following:

1.	The election of eleven directors to serve until the next Annual Meeting and until their successors have been elected and qualified.

2.	A proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2009.

3.	Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 13, 2009 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof, and only holders of our Common Stock and Class B Common Stock of record on such date will be entitled to notice of or to vote at the Annual Meeting. A list of stockholders will be available for inspection at least ten days prior to the Annual Meeting at our principal executive offices at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211.

The Board of Directors will appreciate your prompt vote. Registered holders of our stock may vote by a toll free telephone number, the Internet or by the prompt return of the proxy card, dated and signed. Instructions regarding all three methods of voting are set forth on the proxy card. You may revoke your proxy at any time prior to the vote at the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

The Proxy Statement and the accompanying proxy materials for the fiscal year ended December 28, 2008 are available at www.proxyvote.com.

By Order of the Board of Directors

Henry W. Flint
Secretary

March 25, 2009

Introduction
Information About Notice of Internet Availability of Proxy Materials
Record Date, Vote Required and Related Matters
Principal Stockholders
Proposal 1: Election of Directors
Corporate Governance
Compensation Committee Interlocks and Insider Participation
Compensation Committee Report
Executive Compensation
Director Compensation
Beneficial Ownership of Management
Equity Compensation Plan Information
Certain Transactions
Proposal 2: Ratification of Selection of our Independent Registered Public Accounting Firm for Fiscal Year 2009
Audit Committee Report
Section 16(a) Beneficial Ownership Reporting Compliance
Stockholder Proposals
Additional Information
Summary Annual Report and Annual Report on Form 10-K

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS OF
COCA-COLA BOTTLING CO. CONSOLIDATED
to be held on May 5, 2009

Introduction

This Proxy Statement is being furnished by the Board of Directors of Coca-Cola Bottling Co. Consolidated (“Coca-Cola Consolidated”) in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our Corporate Center, 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211 on Tuesday, May 5, 2009, at 9:00 a.m., local time, and at any adjournment thereof. Our principal executive offices are located at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211.

Information About Notice of Internet Availability of Proxy Materials

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit us to provide proxy materials to our stockholders electronically by posting the materials on a publicly accessible website. Accordingly, on March 25, 2009, we began mailing a Notice of Internet Availability of Proxy Materials to all stockholders of record as of March 13, 2009, and posted this Proxy Statement and accompanying proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials.

Record Date, Vote Required and Related Matters

The Board of Directors has fixed the close of business on March 13, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. At the close of business on March 13, 2009, we had 7,141,447 shares of Common Stock and 2,021,882 shares of Class B Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote per share and each share of Class B Common Stock is entitled to 20 votes per share (or an aggregate of 47,579,087 votes with respect to the Common Stock and the Class B Common Stock voting together as a single class). Each stockholder may exercise his right to vote either in person or by properly submitted proxy. The Common Stock and Class B Common Stock will vote together as a single class on all matters considered at the Annual Meeting.

Any person giving a proxy pursuant to this solicitation may revoke it at any time before it is voted at the Annual Meeting by (1) delivering a written notice of revocation to our Secretary at our principal executive offices, (2) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet or (3) attending the Annual Meeting and voting in person. If a choice is specified in the proxy, shares represented thereby will be voted in accordance with such choice. If no choice is specified, the proxy will be voted as follows:

1.	FOR the eleven nominees to the Board of Directors listed herein; and

2.	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2009.

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast by the holders of Common Stock and Class B Common Stock voting together as a class is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. The affirmative vote of holders of a majority of the total votes of our Common Stock and Class B Common Stock, voting together as a single class, present in person or by proxy and entitled to vote on the subject matter is required for the ratification of

PricewaterhouseCoopers LLC as our independent registered public accounting firm for fiscal year 2009.

Abstaining votes and broker non-votes are counted for purposes of establishing a quorum, but are not counted in the election of directors and therefore have no effect on the election. In the vote regarding the ratification of the selection of PricewaterhouseCoopers LLC as our independent registered public accounting firm for fiscal year 2009, an abstaining vote will have the same effect as a vote against the proposal, but a broker non-vote will not be included in the tabulation of the voting results and therefore will not affect the outcome of the vote. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner.

The Board of Directors has been informed that J. Frank Harrison, III intends to vote an aggregate of 2,021,580 shares of our Class B Common Stock (representing 40,431,600 votes and an aggregate of 85.0% of the total voting power of the Common Stock and Class B Common Stock together as of the record date) FOR electing the Board of Directors’ nominees for director and FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2009.

The Board of Directors is not aware of any matters to be brought before the Annual Meeting or any adjournment thereof other than the matters described above and routine matters incidental to the conduct of the Annual Meeting. If, however, other matters are properly presented, it is the intention of the persons named in the accompanying proxy or their substitutes to vote the shares represented by the proxy in accordance with their best judgment on such matters.

Principal Stockholders

As of March 13, 2009, the only persons known to us to be beneficial owners of more than 5% of the Common Stock or Class B Common Stock were as follows:

		Amount and
		Nature of		Percentage		Percentage
		Beneficial		of	Total	of Total
Name and Address	Class	Ownership		Class	Votes(1)	Votes(1)

J. Frank Harrison, III,	Common Stock	2,021,580	(2)	22.1%
J. Frank Harrison Family, LLC and three Harrison Family Limited Partnerships, as a group	Class B Common	2,021,580	(3)	99.99%	40,431,600	85.0%
4100 Coca-Cola Plaza Charlotte, NC 28211

The Coca-Cola Company	Common Stock	2,482,165	(4)	34.8%	2,482,165	5.2%
One Coca-Cola Plaza Atlanta, GA 30313

Coca-Cola Enterprises Inc.	Common Stock	447,847	(5)	6.3%	447,847	0.9%
2500 Windy Ridge Parkway Atlanta, GA 30339

River Road Asset Management, LLC	Common Stock	505,962	(6)	7.1%	401,094	0.8%
462 South 4th Street, Suite 1600 Louisville, KY 40202

T. Rowe Price Associates, Inc. and	Common Stock	405,138	(7)	5.7%	403,588	0.8%
T. Rowe Price Small-Cap Value Fund, Inc.
100 E. Pratt Street Baltimore, MD 21202

(1)	In calculating the total votes and percentage of total votes, no effect is given to conversion of Class B Common Stock into Common Stock. A total of 7,141,447 shares of Common Stock and 2,021,882 shares of Class B Common Stock was outstanding on March 13, 2009.

(2)	Consists of 2,021,580 shares of Class B Common Stock beneficially owned by such persons as described in note (3) that are convertible into shares of Common Stock.

(3)	Consists of (a) a total of 1,605,534 shares of Class B Common Stock held by the JFH Family Limited Partnership—FH1, JFH Family Limited Partnership—SW1 and JFH Family Limited Partnership—DH1 (collectively, the “Harrison Family Limited Partnerships”), as to which Mr. Harrison, III, in his capacity as the Consolidated Stock Manager of the J. Frank Harrison Family, LLC (the general partner of each of the Harrison Family Limited Partnerships), has sole voting and investment power, (b) 235,786 shares of Class B Common Stock held by certain trusts for the benefit of certain relatives of the late J. Frank Harrison, Jr. as to which Mr. Harrison, III has sole voting and investment power and (c) 180,260 shares of Class B Common Stock held by Mr. Harrison, III as to which he has sole voting and investment power.

(4)	Such information is derived from Amendment No. 27 to Schedule 13D filed jointly by The Coca-Cola Company, The Coca-Cola Trading Company LLC, Coca-Cola Oasis, Inc. and Carolina Coca-Cola Bottling Investments, Inc. on February 25, 2009. Such entities have shared power to vote and dispose of 2,482,165 shares of our Common Stock.

(5)	Such information is derived from Amendment No. 6 to Schedule 13G filed by Coca-Cola Enterprises Inc. on February 4, 2009.

(6)	Such information is derived from Amendment No. 1 to Schedule 13G filed by River Road Asset Management, LLC on February 17, 2009.

(7)	These securities are owned by various individual and institutional investors including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 402,888 shares of our Common Stock, representing 5.6% of our Common Stock outstanding and 0.8% of the total votes with respect to our Common Stock and Class B Common Stock voting together as a single class), which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. Such information is derived solely from the Schedule 13G filed by Price Associates and T. Rowe Price Small-Cap Value Fund, Inc. on February 12, 2009 and information provided directly to us by Price Associates.

Proposal 1:
Election of Directors

The Board of Directors consists of between nine and twelve members as fixed from time to time by our stockholders or the Board of Directors. The Board of Directors currently has eleven members. Vacancies and newly-created directorships may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Eleven directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

It is the intention of the persons named as proxies in the form of proxy to vote all proxies solicited for the eleven nominees listed below, unless the authority to vote is withheld. Each of the nominees were elected to their current terms on the Board of Directors at the 2008 Annual Meeting of Stockholders. If for any reason any nominee shall not become a candidate for election at the Annual Meeting, an event not now anticipated, the proxies will be voted for the eleven nominees including any substitutes that will be designated by the Board of Directors. The proxies solicited through this Proxy Statement will in no event be voted for more than eleven persons.

Nominees for Election of Directors

J. FRANK HARRISON, III, age 54, is our Chairman of the Board of Directors and Chief Executive Officer. Mr. Harrison, III served as Vice Chairman of the Board of Directors from November 1987 through his election as Chairman in December 1996 and was appointed as our Chief Executive Officer in May 1994. He was first employed by us in 1977 and has served as a Division Sales Manager and as a Vice President. Mr. Harrison, III is a director of Wachovia Bank & Trust, N.A., Southern Region Board. He is Chairman of the Executive Committee and Chairman of the Finance Committee.

H.W. MCKAY BELK, age 52, was appointed President and Chief Merchandising Officer of Belk, Inc., an operator of retail department stores, in March 2004. Prior to such appointment, Mr. Belk had served as President, Merchandising and Marketing of Belk, Inc. since May 1998. Mr. Belk served as President and Chief Merchandise Officer of Belk Stores Services, Inc., a provider of services to retail department stores, from March 1997 to April 1998. Mr. Belk served as President, Merchandise and Sales Promotion of Belk Stores Services, Inc. from April 1995 through March 1997. Mr. Belk is also a director of Belk, Inc. He has been a director of Coca-Cola Consolidated since May 1994 and is Chairman of the Audit Committee and a member of the Executive Committee and Compensation Committee.

SHARON A. DECKER, age 52, has been the Chief Executive Officer of The Tapestry Group, a faith based non-profit organization, since September 2004, and the Chief Executive Officer of North Washington Street Properties, a community redevelopment company, since October 2004. Ms. Decker served as the President of The Tanner Companies, a direct seller of women’s apparel, from August 2002 to September 2004. From August 1999 to July 2002, she was President of Doncaster, a division of The Tanner Companies. Ms. Decker was President and Chief Executive Officer of the Lynnwood Foundation, which created and manages a conference facility and leadership institute, from 1997 until 1999. From 1980 until 1997, she served Duke Energy Corporation in a number of capacities, including as Corporate Vice President and Executive Director of the Duke Power Foundation. She also serves as a director of Family Dollar Stores, Inc., a discount retailer, and SCANA Corporation, a diversified utility company. Ms. Decker has been a director of Coca-Cola Consolidated since May 2001. Ms. Decker is a member of the Audit Committee and the Employee Benefits Committee.

WILLIAM B. ELMORE, age 53, is our President and Chief Operating Officer, positions he has held since January 2001. He was Vice President, Value Chain from July 1999 to December 2000, Vice President, Business Systems from August 1998 to June 1999, Vice President, Treasurer from June 1996 to July 1998 and Vice President, Regional Manager for the Virginia, West Virginia and

Tennessee Divisions from August 1991 to May 1996. Mr. Elmore has been a director of Coca-Cola Consolidated since January 2001. He is Chairman of the Employee Benefits Committee and a member of the Executive Committee.

DEBORAH H. EVERHART, age 48, has been an affiliate broker with Fletcher Bright Company, a real estate brokerage firm located in Chattanooga, Tennessee, since February 1997. Ms. Everhart has been a director of Coca-Cola Consolidated since May 2003 and is a member of the Finance Committee.

HENRY W. FLINT, age 54, is our Vice Chairman of the Board of Directors, a position he has held since April 2007. Mr. Flint served as Executive Vice President and Assistant to the Chairman from July 2004 to April 2007. Mr. Flint was Co-Managing Partner of the law firm of Kennedy Covington Lobdell & Hickman, L.L.P. from January 2000 to July 2004, a firm with which he was associated since 1980. Mr. Flint has also served as our Secretary since 2000. Mr. Flint is a member of the Finance Committee and Employee Benefits Committee.

NED R. McWHERTER, age 78, is retired. He served as the 46th Governor of the State of Tennessee from January 1987 to January 1995. He was a member of the Tennessee House of Representatives from 1969 to 1987, serving as Speaker for fourteen of these years. Mr. McWherter is the Chairman of the Board of Volunteer Distributing Company, Inc., Eagle Distributors, Inc. and Chairman Emeritus of The Weakley County Bank, Dresden, Tennessee. He serves on the Board of Trustees of Lambuth University, Jackson, Tennessee; The University of Tennessee Foundation, Knoxville, Tennessee; and The Baker Center for Public Policy, The University of Tennessee at Knoxville. He is a former director of Piedmont Natural Gas Company, Inc., Charlotte, NC; The Centennial Medical Center, Nashville, Tennessee; SunTrust Banks, Inc., Nashville, Tennessee; First State Bank, Union City, Tennessee; and Volunteer Express, Inc., Nashville, Tennessee. He is also a former member of The United States Postal Service Board of Governors, Washington, D.C., and was a Commissioner of The American Battle Monuments Commission, Arlington, VA. He has been a director of Coca-Cola Consolidated since 1995 and is a member of the Compensation Committee.

JAMES H. MORGAN, age 61, has served as President and Chief Executive Officer of Krispy Kreme Doughnuts, Inc. since January 2008. Since January 2002, Mr. Morgan has served as Chairman and Chief Investment Officer of Covenant Capital, LLC (formerly Morgan Semones Associates, LLC), an investment management firm, which is the General Partner of The Morgan Crossroads Fund. Previously, Mr. Morgan served as a consultant for Wachovia Securities, Inc., a securities and investment banking firm, from January 2000 to May 2001. From April 1999 to December 1999, Mr. Morgan was Chairman and Chief Executive Officer of Wachovia Securities, Inc. Mr. Morgan was employed by Interstate/Johnson Lane, an investment banking and brokerage firm, from 1990 to 1999 in various capacities, including as Chairman and Chief Executive Officer. Mr. Morgan is the Chairman of the Board of Directors of Krispy Kreme Doughnuts, Inc. Mr. Morgan has been a director of the Company since February 2008 and is a member of the Audit Committee and the Finance Committee.

JOHN W. MURREY, III, age 66, has been an Assistant Professor at Appalachian School of Law in Grundy, Virginia since August 2003. Mr. Murrey was of counsel to the law firm of Shumacker Witt Gaither & Whitaker, P.C., in Chattanooga, Tennessee until December 2002, a firm with which he was associated since 1970. Mr. Murrey is a director of The Dixie Group, Inc., a carpet manufacturer. He has been a director of Coca-Cola Consolidated since March 1993 and is a member of the Employee Benefits Committee.

CARL WARE, age 65, retired from The Coca-Cola Company in February 2003. Mr. Ware served as Executive Vice President, Public Affairs and Administration for The Coca-Cola Company, from January 2000 to February 2003. He served as President of the Africa Group of The Coca-Cola Company from January 1993 to January 2000. Mr. Ware has been a director of Coca-Cola Consolidated since February 2000. Mr. Ware is also a director of Chevron Corporation, a petroleum products company, and Cummins Inc., an engine manufacturer and distributor. Mr. Ware is a member of the Finance Committee.

DENNIS A. WICKER, age 56, has been a partner in the Raleigh, North Carolina office of the law firm of SZD Wicker, LPA since April 2008. From 2001 until 2008, Mr. Wicker was a partner in the Raleigh, North Carolina office of the law firm of Helms Mulliss & Wicker, PLLC. He served as Lt. Governor of the State of North Carolina from 1993 to 2001. Mr. Wicker served as Chairman of the State Board of Community Colleges and as Chairman of North Carolina’s Technology Council. Mr. Wicker also serves as a director of First Bancorp, a bank holding company, and Air T, Inc, an air transportation services company. Mr. Wicker has been a director of Coca-Cola Consolidated since May 2001. Mr. Wicker serves as the Lead Independent Director and is the Chairman of the Compensation Committee and a member of the Executive Committee and Audit Committee.

J. Frank Harrison, III and Deborah H. Everhart are brother and sister. In accordance with the operating agreement of the J. Frank Harrison Family, LLC and certain trusts for the benefit of certain relatives of the late J. Frank Harrison, Jr., Mr. Harrison, III intends to vote the shares of our stock owned or controlled by such entities for the election of Ms. Everhart to the Board of Directors.

Corporate Governance

The Board of Directors

The Board of Directors held four meetings during the fiscal year ended December 28, 2008. Each director attended at least 75% of all of the meetings of the Board of Directors and the Committees of the Board of Directors on which he or she served during fiscal year 2008, except Ned R. McWherter and Carl Ware. Absent extenuating circumstances, each of the members of the Board of Directors is required to attend the Annual Meeting in person. All of the then current members of the Board of Directors attended the 2008 Annual Meeting.

The full Board of Directors has determined that the following directors and nominees for director are “independent directors” within the meaning of the applicable listing standards of The NASDAQ Stock Market, LLC (“Nasdaq”): H.W. McKay Belk, Sharon A. Decker, Ned R. McWherter, James H. Morgan, John W. Murrey, III and Dennis A. Wicker.

The Audit Committee

The Board of Directors has an Audit Committee whose current members are Messrs. Belk (Chairman), Morgan and Wicker and Ms. Decker. The primary purpose of the Audit Committee is to act on behalf of the Board of Directors in its oversight of all material aspects of our accounting and financial reporting processes, internal controls and audit functions, including our compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee functions pursuant to a written charter adopted by the Board of Directors, a copy of which was attached to our proxy statement for our 2007 Annual Meeting of Stockholders. The Board of Directors has determined that Mr. Morgan is an “audit committee financial expert” within the meaning of the regulations of the SEC, and that all of the members of the Audit Committee are “independent” within the meaning of the applicable Nasdaq listing standards. The Audit Committee met four times in fiscal year 2008. The formal report of the Audit Committee for fiscal year 2008 is set forth below under the caption “Audit Committee Report.”

The Compensation Committee

The Board of Directors has a Compensation Committee whose current members are Messrs. Wicker (Chairman), Belk and McWherter. The Compensation Committee administers our compensation plans, reviews and establishes the compensation of our executive officers and makes recommendations to the Board of Directors concerning such compensation and related matters. The Compensation Committee functions pursuant to a written charter adopted by the Board of Directors, a current copy of which is attached to this Proxy Statement as Appendix A. The Compensation Committee met two times in fiscal year 2008. The formal report of the Compensation Committee for fiscal year 2008 is set forth below under the caption “Compensation Committee Report.”

For a description of the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, see “Executive Compensation—Compensation Discussion and Analysis” below. The Compensation Committee also reviews and approves compensation of the members of the Board of Directors. In approving annual director compensation, the Compensation Committee considers recommendations of management and approves the recommendations with such modifications as the Committee deems appropriate. For 2008, management’s recommendations were based on a Director Pay Study completed by Hewitt Associates. Hewitt Associates was retained by management and directed to provide an analysis of director compensation, which was compiled using a sample of regionally-based companies and published surveys. The Compensation Committee does not engage its own consultants.

Nominations of Directors

The Board of Directors does not have a standing Nominating Committee comprised solely of independent directors. The Board of Directors is not required to have such a committee because we qualify as a “controlled company” within the meaning of Rule 4350(c)(5) of the Nasdaq listing standards. We currently qualify as a controlled company because more than 50% of our voting power is controlled by our Chairman and Chief Executive Officer, Mr. Harrison, III (the “Controlling Stockholder”). Rule 4350(c)(5) was adopted by Nasdaq in recognition of the fact that a majority stockholder may control the selection of directors and certain key decisions of a company by virtue of his or her ownership rights.

The Board of Directors has delegated to its Executive Committee the responsibility for identifying, evaluating and recommending director candidates to the Board of Directors, subject to the final approval of the Controlling Stockholder who is also a member of the Executive Committee. The current members of the Executive Committee are Messrs. Harrison, III (Chairman), Belk, Elmore and Wicker. Messrs. Belk and Wicker are independent directors within the meaning of the applicable Nasdaq rules. Messrs. Harrison, III and Elmore do not qualify as independent directors. The Executive Committee met one time in fiscal year 2008.

The Executive Committee functions pursuant to a written charter adopted by the Board of Directors, a current copy of which is attached to this Proxy Statement as Appendix B. Taking into consideration the fact that we are a controlled company and that all director candidates must be acceptable to the Controlling Stockholder, the Board of Directors has approved the following nomination and appointment process for the purpose of providing our constituencies with a voice in the identification of candidates for nomination and appointment.

In identifying potential director candidates, the Executive Committee may seek input from other directors, executive officers, employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Executive Committee. The Executive Committee will also consider director candidates recommended by stockholders to stand for election at the next Annual Meeting, so long as such recommendations are submitted in accordance with the procedures described below under “—Stockholder Recommendations of Director Candidates.”

In evaluating director candidates, the Executive Committee does not set specific, minimum qualifications that must be met by a director candidate. Rather, in evaluating candidates for recommendation to the Board of Directors, the Executive Committee considers the following factors in addition to any other factors deemed appropriate by the Executive Committee:

•	whether the candidate is of the highest ethical character and shares the values of our company;

•	whether the candidate’s reputation, both personal and professional, is consistent with our image and reputation;

•	whether the candidate possesses expertise or experience that will benefit us and is desirable given the current make-up of the Board of Directors;

•	whether the candidate is “independent” as defined by the applicable Nasdaq listing standards and other applicable laws, rules or regulations regarding independence;

•	whether the candidate is eligible to serve on the Audit Committee or other Board committees under the applicable Nasdaq listing standards and other applicable laws, rules or regulations;

•	whether the candidate is eligible by reason of any legal or contractual requirements affecting us or our stockholders;

•	whether the candidate is free from conflicts of interest that would interfere with the candidate’s ability to perform the duties of a director or that would violate any applicable listing standard or other applicable law, rule or regulation;

•	whether the candidate’s service as an executive officer of another company or on the boards of directors of other companies would interfere with the candidate’s ability to devote sufficient time to discharge his or her duties as a director; and

•	if the candidate is an incumbent director, the director’s overall service to our company during the director’s term, including the number of meetings attended, the level of participation and the overall quality of performance of the director.

All director candidates, including candidates appropriately recommended by stockholders, are evaluated in accordance with the process described above. In all cases, however, the Executive Committee will not recommend any potential director candidate if such candidate is not acceptable to the Controlling Stockholder.

Stockholder Recommendations of Director Candidates

Stockholders who wish to recommend director candidates for consideration by the Executive Committee may do so by submitting a written recommendation to the Chairman of the Executive Committee c/o our Secretary at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211. Such recommendation must include sufficient biographical information concerning the director candidate, including a statement regarding the director candidate’s qualifications. The Executive Committee may require such further information and obtain such further assurances concerning the director candidate as it deems reasonably necessary to the consideration of the candidate.

Recommendations by stockholders for director candidates to be considered for the 2010 Annual Meeting of Stockholders must be submitted by November 25, 2009. The submission of a recommendation by a stockholder in compliance with these procedures does not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in our proxy statement; however, the Executive Committee will consider any such candidate in accordance with the procedures described above under the caption “— Nominations of Directors.”

Stockholder Communications with the Board of Directors

Stockholders may, at any time, communicate with any of our directors by sending a written communication to such director c/o our Secretary at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211. All communications received in accordance with these procedures will be reviewed by the Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient. Examples of stockholder communications that would be considered improper for submission include communications that:

•	do not relate to the business or affairs of our company or the functioning or constitution of the Board of Directors or any of its committees;

•	relate to routine or insignificant matters that do not warrant the attention of the Board of Directors;

•	are advertisements or other commercial solicitations;

•	are frivolous or offensive; or

•	are otherwise not appropriate for delivery to directors.

Compensation Committee Interlocks and Insider Participation

H.W. McKay Belk, Ned R. McWherter and Dennis A. Wicker served on the Compensation Committee in fiscal year 2008. None of the directors who served on the Compensation Committee in fiscal year 2008 has ever served as one of our officers or employees. During fiscal year 2008, none of our executive officers served as a director or member of the Compensation Committee (or other committee performing similar functions) of any other entity of which an executive officer served on our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the below section titled “Executive Compensation—Compensation Discussion and Analysis” with management and, based on such review and discussions, recommended to the Board of Directors that the section be included in the Proxy Statement and the Annual Report on Form 10-K for the year ended December 28, 2008.

Submitted by the Compensation Committee of the Board of Directors.

Dennis A. Wicker, Chair
H. W. McKay Belk
Ned R. McWherter

Executive Compensation

Compensation Discussion and Analysis

The following is a discussion and analysis of the material elements of our compensation program as it relates to our Chief Executive Officer, our Chief Financial Officer and the other executive officers named in the Summary Compensation Table, which appears below. This discussion is intended to provide perspective to the tables and other narrative disclosures that follow it.

Executive Compensation Objectives.  The objectives of our executive compensation program are to ensure that our executive officer compensation is:

•	competitive to attract and retain the most appropriate officer talent;

•	affordable and appropriately aligned with stockholder interests;

•	fair, equitable and consistent as to each component of compensation;

•	designed to motivate our executive officers to achieve our annual and long-term strategic goals and to reward performance based on the attainment of those goals;

•	designed to appropriately take into account risk and reward in the context of our business environment and long-range business plans;

•	designed to consider individual value and contribution to our success;

•	reasonably balanced across types and purposes of compensation, particularly with respect to performance-based objectives and retention and retirement objectives;

•	sensitive to, but not exclusively reliant upon, market benchmarks; and

•	flexible with regard to our succession planning objectives.

Executive Compensation Overview.  We compensate our executive officers through a mix of base salaries, annual performance incentives, long-term performance incentives, long-term deferred compensation and retirement benefits, and other personal benefits and perquisites. We also provide our Chief Executive Officer with performance-based equity awards.

In allocating compensation among these elements, we strive to maintain an appropriate balance between fixed and performance-based compensation and short-term and long-term compensation. We also attempt to maintain each element of compensation and total compensation at levels that enable us to remain competitive for executive talent.

Over the past several years, we have periodically reviewed our executive compensation program in light of our business environment, our annual and long-range business plans, our culture and values and applicable legal requirements. As part of these reviews, we engaged Hewitt Associates, a nationally recognized consulting firm, in 2005, 2007 and 2008, to complete studies of the compensation of our executive officers compared to the compensation of senior management at other companies selected based on revenue size, business industry segment and geographic location. In the 2007 and 2008 studies, the following companies were selected for comparison:

A.O. Smith Corporation	Graphic Packaging Corporation	Playtex Products, Inc.
Avery Dennison Corporation	Hansen Natural Corp.	Sauer-Danfoss Inc.
Bausch & Lomb Incorporated	The Hershey Company	The Scotts Miracle-Gro Company
Brady Corporation	Joy Global Inc.	The Sherwin-Williams Company
The Clorox Company	McCormick & Company, Inc.	Tupperware Corporation
Corn Products International Inc.	Milacron Inc.	UST Inc.
Cott Corp.	Molson Coors Brewing Company	Valmont Industries, Inc.
Del Monte Foods Company	National Beverage Corp.	W.W. Grainger, Inc.
ESCO Technologies	Neenah Paper, Inc.	Wm. Wrigley Jr. Company
Fortune Brands, Inc.	Packaging Corporation of America	Woodward Governor Company
Graco, Inc.

We use the studies by Hewitt Associates and other publicly available compensation surveys and data to assess generally the competitiveness of our compensation program for executive officers, but we do not rely exclusively on survey data or attempt to maintain salaries or overall compensation at specific benchmarks or percentiles. Our decisions regarding compensation levels with respect to individual elements of compensation and total compensation are not based solely on objective criteria, but instead are based on our general experience and subjective consideration of various factors including, in addition to compensation studies and surveys, each executive officer’s position and level of responsibility, individual job performance, contributions to our corporate performance, job tenure and potential.

Base Salaries.  We provide our executive officers with base salaries to provide fixed compensation at levels that will permit us to compete with other major companies for officers with comparable qualifications and abilities.

We establish base salary levels for each executive officer based on our review of competitive market data and various other factors, including each officer’s position and level of responsibility, individual job performance, contributions to our corporate performance, job tenure and potential. Although we do not rely exclusively on survey data or benchmarking in setting base salaries, we review the studies by Hewitt Associates and other compensation surveys and data to assess generally the competitiveness of base salaries.

Based on the studies by Hewitt Associates, the base salaries of our named executive officers, other than the Chief Executive Officer, for 2008 were between the 50th and 75th percentiles of our comparator group of companies. The base salary of our Chief Executive Officer, J. Frank Harrison, III, for 2008 was at the 48th percentile of our comparator group. We also reviewed data from Hewitt Associates’ 2007-2008 U.S. Salary Increase Survey for a broad group of executives at comparable companies, which reflected a typical salary increase of 3.7% for 2007 and 3.8% for 2008.

Based on our reviews, we increased the base salary of each of the named executive officers for 2008 by 3.5%. We determined Mr. Harris’s starting base salary based on a review of compensation for similarly situated executives and our negotiations with Mr. Harris during the hiring process. We determined that the base salaries of our named executive officers for 2008 were within a reasonable range of base salaries for comparable executive talent. The amount of base salary paid to each of the named executive officers for the last three fiscal years is shown in the Summary Compensation Table below.

Annual Performance Incentives.  We provide our executive officers, including the named executive officers, with the ability to earn cash incentive awards through our Annual Bonus Plan based on performance objectives. We provide the Annual Bonus Plan to motivate our executive officers to achieve our annual strategic and financial goals, provide a reasonable balance between fixed and performance-based elements of compensation and attract and retain the most appropriate officer personnel.

Target Incentive Awards.  Under the Annual Bonus Plan, annual target incentive awards are computed in accordance with the following formula:

Base Salary x Assigned Base Salary % x Indexed Performance Factor = Target Incentive Award

The “assigned base salary percentage” for each executive officer is determined based on our review of short-term incentive compensation data for comparable companies, each executive’s level of responsibility, and the contribution to our corporate performance attributed to the executive’s position. For 2008, the Compensation Committee approved the following base salary percentages for the named executive officers:

Assigned
Name	Base Salary %

Mr. Harrison, III	100%
Mr. Elmore	100%
Mr. Flint	75%
Mr. Westphal	60%
Mr. Harris	50%

Mr. Flint’s assigned base salary percentage was increased by 15% for 2008 in recognition of various contributions to our company including contributions leading to his promotion to Vice Chairman. Mr. Harris’s assigned base salary percentage was determined based on our review of compensation for similarly situated executives and our negotiations with Mr. Harris. The assigned base salary percentages for the other named executive officers were not changed for 2008.

The “indexed performance factor” is a measure of individual performance based on subjective considerations. However, in order to satisfy the requirements of Section 162(m) of the Internal Revenue Code that all “performance-based” compensation be determined in accordance with a pre-determined objective formula, the indexed performance factor is automatically fixed under the Annual Bonus Plan at a maximum level of 1.5 for each of the named executive officers, which can then be reduced at the discretion of the Compensation Committee. At the end of each fiscal year, it is the practice of the Compensation Committee to reduce the assigned indexed performance factor for each named executive officer to 1.0, except where the Committee determines based on subjective considerations that a named executive officer achieved exceptional individual performance during the fiscal year. This practice is designed to comply with the requirements of Section 162(m), and the reduction of a named executive officer’s indexed performance factor is not a negative reflection on the officer’s performance. As a result of this practice, it is assumed that each of the named executive officers will have an indexed performance factor of 1.0 when considering appropriate target incentive award amounts and assigning base salary percentages.

For fiscal year 2008, the target incentive award amounts for our named executive officers were determined in accordance with the foregoing description and are set forth in the Grants of Plan-Based Awards—Fiscal Year 2008 table below under the columns titled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.”

Actual Incentive Awards.  Actual incentive awards paid under the Annual Bonus Plan are determined in accordance with the following formula:

Adjusted Target Incentive Award x Overall Goal Achievement Factor = Actual Incentive Award

The “adjusted target incentive award” is the target incentive award amount described above, as adjusted to reflect the actual indexed performance factor. For fiscal year 2008, the actual indexed performance factor for each of the named executive officers was 1.0, except for Messrs. Elmore’s and Harris’s. Mr. Elmore’s indexed performance factor was set at 1.1 in recognition of his leadership of the significant and difficult changes undertaken by the company in revenue and gross margin growth strategies and expense and overhead infrastructure rationalization. Mr. Harris’s indexed performance factor was set at 1.1 in recognition of his leadership and work effort in connection with the company’s expense and overhead infrastructure rationalization and capital structure review.

The “overall goal achievement factor” is based on the achievement by our company as a whole of pre-determined performance goals with respect to the following performance measures: (i) revenue, (ii) earnings before interest and taxes and (iii) net debt reduction. Each of these performance measures relates to a key annual strategic goal under our current long-range plan and is defined as follows:

(1) “revenue” is defined as net franchise sales revenue determined on a consolidated basis in accordance with generally accepted accounting principles;

(2) “earnings before interest and taxes” is defined as income from operations determined on a consolidated basis in accordance with generally accepted accounting principles; and

(3) “net debt reduction” is defined as the change in “net debt” from the beginning of the fiscal year to the end of the fiscal year. The term “net debt” means the obligations of our company and its subsidiaries under long-term debt and capital leases (including any current maturities), less cash, short-term investments and marketable securities, all determined on a consolidated basis in accordance with generally accepted accounting principles.

In the first quarter of each year, the Compensation Committee assigns weights to each of the performance measures based on the perceived need to focus more or less on any particular objective in that year. The corporate performance goals and related weights are established after evaluating industry conditions and our prior year performance and specific objectives for the current year.

For fiscal year 2008, the Compensation Committee assigned the following weights and related threshold, target and maximum performance goals to the performance measures:

		Performance Goals
Performance Measure	Assigned Weight	Threshold	Target	Maximum

Revenue	25%	$1.26 billion	$1.38 billion	$1.44 billion
Earnings Before Interest and Taxes	50%	$72 million	$86.5 million	$92 million
Net Debt Reduction	25%	$8 million	$15 million	$30 million

With respect to each of the performance measures for 2008, the portion of each participant’s annual incentive award related to that measure could range from 0% if we fail to achieve the threshold performance goal, to 100% if we achieve the target performance goal, to a maximum 140% if we achieve the maximum performance goal.

In determining the level of performance achieved with respect to each performance measure, the Compensation Committee makes adjustments necessary to assure that each performance measure reflects our normalized operating performance in the ordinary course of business. Accordingly, the Committee excludes from its determinations each of the following items, unless the item is included in the budgets for the fiscal year approved by the Board of Directors: (1) gains or losses from the sale of assets outside the ordinary course of business; (2) gains or losses from discontinued operations; (3) extraordinary gains or losses; (4) unusual, nonrecurring, transition, one-time or similar items or charges; (5) the effect of the acquisition of any business, equity interest or other investment interest (other than cash equivalents in the ordinary course of business), the issuance of equity interests, and the sale of franchise territories; (6) the effect of accounting changes; and (7) any other unbudgeted item or group of related items outside the ordinary course of business which, for any one item or group of related items, is greater than $100,000. The Committee also has the discretion to include any of the above items in determining the level of performance achieved with respect to each performance measure, but only to the extent the exercise of such discretion would reduce the amount of any award otherwise payable under the Annual Bonus Plan.

The Committee also has discretion under the Annual Bonus Plan to decrease, but not to increase, the amount of any bonus awards calculated in accordance with the formula described above.

For fiscal year 2008, the overall goal achievement factor based on our actual performance, as adjusted as provided above, was 87.5%. Based on such overall goal achievement factor, the incentive award paid to each of our named executive officers for 2008 was equal to 87.5% of his adjusted target incentive award. The amount of the incentive award paid to each named executive officer is set forth under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

Long-Term Performance Incentives.  In December 2006, the Compensation Committee approved a Long-Term Performance Plan, which was approved by our stockholders at the 2007 Annual Meeting of Stockholders.

We adopted the Long-Term Performance Plan as a result of our review of our overall executive compensation program. Based on our review, we noted that the total compensation of our officers has been historically weighted in favor of longer-term fixed compensation, such as retirement benefits, and underweighted with respect to performance-based compensation consistent with our long-term strategic plans and financial goals. As a result, we are providing the Long-Term Performance Plan to our executive officers to make a higher proportion of their total compensation dependent on the attainment of our long-term strategic goals and to promote decision making that is consistent with such goals.

Under the Long-Term Performance Plan, participants are eligible to receive cash incentive awards based on the achievement of long-term corporate or individual performance objectives that are pre-determined by the Compensation Committee. For each of the named executive officers, cash incentive awards may be based on the achievement of performance goals with respect to the following performance measures: (i) revenue, (ii) earnings per share, (iii) return on total assets, and (iv) debt/operating cash flow.

We have chosen these measures because they relate to key, long-term strategic goals within our long-term plan. Historically, we have not used equity as an element of compensation (other than with respect to our Chairman and Chief Executive Officer) due to the limited number of shares of our Common Stock held by stockholders who are not directors, executive officers or controlling shareholders of our company and the limited trading volume of our Common Stock. As such, awards under the Long-Term Performance Plan are payable in cash, which is consistent with our historical practices with respect to our executive officers.

In February 2008, the Compensation Committee approved the following target awards for the named executive officers, expressed as a percentage of their base salaries:

Name	Base Salary %

Mr. Elmore	85%
Mr. Flint	60%
Mr. Westphal	60%
Mr. Harris	50%

The amounts of the target awards were determined based on our subjective consideration of various factors, including the 2007 compensation study provided by Hewitt Associates and our historical practices and culture. We did not grant a target award to Mr. Harrison, III as a result of his existing restricted stock award and the performance unit award described below. The actual target award amount for each named executive officer is set forth in the Grants of Plan-Based Awards—Fiscal Year 2008 table below under the columns titled “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.”

Payouts for awards granted in 2008 under the Long-Term Performance Plan will be made in 2011 based on our achievement of certain average performance goals for fiscal years 2008 through 2010. The Compensation Committee assigned the following weights and related threshold, target and maximum performance goals to the performance measures for fiscal years 2008 through 2010:

		Performance Goals
Performance Measure	Assigned Weight	Threshold	Target	Maximum

Average Revenue	20%	$1.44 billion	$1.54 billion	$1.61 billion
Average Earnings Per Share	30%	$2.23	$2.53	$2.82
Average Return on Total Assets	20%	1.54	1.79	2.03
Average Debt/Operating Cash	30%	4.48	4.08	3.74

With respect to each of the performance measures, the portion of each participant’s total payout related to that measure could range from 0% if we fail to achieve the threshold performance goal, to 100% if we achieve the target performance goal, to a maximum 150% if we achieve the maximum performance goal.

Restricted Stock.  During 1999, Mr. Harrison, III received a restricted stock award of 200,000 shares of our Class B Common Stock. Under the award, 20,000 shares of restricted stock are subject to vesting each year over a 10-year period. The vesting of each annual installment is contingent upon our attainment of an overall goal achievement factor of at least 80% under the Annual Bonus Plan. The award also includes cash payments by us to Mr. Harrison, III for the reimbursement of income taxes related to the vesting of restricted stock.

The restricted stock award is intended to qualify as “performance-based compensation” under Section 162(m). The primary objective of the award is to make a significant portion of Mr. Harrison, III’s compensation dependent on the achievement of the performance goals under the Annual Bonus Plan. The award was approved by our stockholders at the 1999 Annual Meeting of Stockholders. In fiscal year 2007, our stockholders approved an amendment to the award for the purpose of continuing to have performance measures under the award aligned with those under our Annual Bonus Plan.

In accordance with the terms of the award, the final 20,000 shares vested, effective as of the first day of our fiscal year 2009 (December 29, 2008), based on the determination of the Compensation Committee that at least 80% of the overall goal achievement factor had been obtained under the Annual Bonus Plan for fiscal year 2008. The dollar amount realized upon the vesting of the shares was $879,800, based on the closing price of our Common Stock ($43.99) on December 29, 2008. In addition, Mr. Harrison, III received $696,903 for the reimbursement of income taxes related to the vesting of the shares. For additional information regarding the restricted stock award, see “— Summary of Compensation and Grants of Plan-Based Awards—Restricted Stock Award Agreement” below.

Performance Units.  On February 27, 2008, the Compensation Committee approved an award of 400,000 performance units to Mr. Harrison, III, which was approved by our stockholders at the 2008 Annual Meeting of Stockholders. The award of performance units, which replaced Mr. Harrison, III’s restricted stock award that expired in 2008, is intended (i) to maintain Mr. Harrison, III’s total compensation and the percentage of his total compensation that is performance-based at competitive levels, based on the 2007 study by Hewitt Associates, and (ii) to provide an incentive to Mr. Harrison, III to remain with us until 2019. Based on the studies by Hewitt Associates, we believe the award places Mr. Harrison, III’s total compensation at approximately the 60th percentile compared to similarly situated executives.

Each of the performance units represents the right to receive one share of our Class B Common Stock, $1.00 par value. The performance units vest in annual increments of up to 40,000 units with respect to each of our fiscal years 2009 through 2018, subject to and in accordance with the terms and conditions of the award agreement, including the achievement of certain performance goals. The award agreement does not provide for income tax reimbursements in connection with the award or the vesting of performance units. We elected to make the award payable in Class B Common Stock (i) in recognition of our historical practices with respect to Mr. Harrison, III’s compensation, (ii) due to Mr. Harrison, III’s unique position within our company and the Coca-Cola system, (iii) to enhance our flexibility to make acquisitions with stock without impairing our favorable ownership and control structure, (iv) to further align Mr. Harrison, III’s interests with those of our stockholders, and (v) because providing the award in equity is favorable to our company from a cash flow perspective. For additional information regarding the terms of the award of performance units, see “—Summary of Compensation and Grants of Plan-Based Awards—Performance Unit Award Agreement” below.

Deferred Compensation.  We provide certain key executives, including the named executive officers, with a Supplemental Savings Incentive Plan. The Supplemental Savings Incentive Plan is a nonqualified defined contribution plan under which participants may elect to defer a portion of their annual salary and bonus. We match 50% of the first 6% of salary (excluding bonus) deferred and may also make additional discretionary contributions to the participants’ accounts. During 2006, 2007 and 2008, we also made transition contributions as described below.

We provide the Supplemental Savings Incentive Plan to our executive officers in order to attract and retain the best officer talent and to promote a long-term perspective for our key officers. Prior to 2006, participants in the plan could elect to receive a fixed annual return of up to 13% on the balances in their plan accounts, which provided participants with an above market rate of return and resulted in a long-term fixed liability for us that was not contingent on our corporate performance or success. As discussed above, we determined that the total compensation of our executive officers was weighted in favor of longer-term fixed benefits, such as the fixed annual return option in the Supplemental Savings Incentive Plan, and underweighted with respect to long-term performance-based compensation consistent with our long-term strategic objectives. As a result, we adopted amendments to the Supplemental Savings Incentive Plan in fiscal year 2005, including amendments that:

•	eliminated the option to receive a fixed rate of return under the plan for salary deferrals and company contributions made after 2005; and

•	required us to make transition contributions to participants’ accounts during 2006, 2007 and 2008 ranging from 10% to 40% of a participant’s annual base salary (excluding bonuses), with contributions above the 10% level subject to our overall goal achievement factor under the Annual Bonus Plan.

Balances with respect to transition contributions are deemed invested in investment choices similar to the choices available in our 401(k) Savings Plan.

For fiscal year 2008, we made transition contributions to the named executive officers equal to 20% of their salaries, based on the overall goal achievement factor of 87.5%. For additional information regarding the Supplemental Savings Incentive Plan, including our total contributions to, and the aggregate earnings on, the named executive officers’ accounts under the plan, see “— Deferred Compensation” below.

Retirement Plans.  We maintain an Officer Retention Plan, which is a supplemental defined benefit retirement plan, for certain key executive officers including the named executive officers. Under this plan, the participants’ benefits increase each year pursuant to a pre-determined schedule that is based on the participants’ position and level of responsibility within our company, performance, and job tenure. Historically, we have emphasized retention as a key objective of our compensation program, and the Officer Retention Plan was implemented for the purpose of attracting and retaining the best officer talent until retirement and to promote a long-term perspective for our key executives. In addition, the Officer Retention Plan has been provided in recognition of our historical practice of not using equity as a significant component of compensation (other than with respect to our Chairman and Chief Executive Officer).

For additional information regarding the Officer Retention Plan, including the present values of the named executive officers’ accumulated benefits under the Officer Retention Plan, see the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table, “—Retirement Plans—Officer Retention Plan” and the Pension Benefits for Fiscal Year 2008 table below.

We also maintain a traditional defined benefit pension plan. Effective June 30, 2006, no new participants may become eligible to participate in the plan and the benefits under the plan for existing participants, including the named executive officers, were frozen. See “— Retirement Plans—Pension Plan” below for additional information regarding the pension plan. In connection with the freeze of the benefits under the pension plan, we amended our 401(k) Savings Plan effective January 1, 2007 to increase our matching contribution under the 401(k) Savings Plan. The amendment to the 401(k) Savings Plan provided for fully vested matching contributions equal to one hundred percent of a participant’s elective deferrals to the 401(k) Savings Plan up to a maximum of 5% of a participant’s eligible compensation. Effective April 1, 2009, the 401(k) Savings Plan will be amended to suspend our automatic matching contributions under the plan. Employees who join the plan after April 1, 2009 will become 100% vested in any contributions by us under the plan after two years of employment.

Severance and Change in Control Arrangements.  Our senior executives, including the named executive officers, do not have employment agreements, but they are entitled to certain payments under the various plans described above in connection with their severance from employment or a change in control of our company. With respect to severance, each executive officer is entitled to certain payments upon a termination without cause, voluntary termination or termination due to death or disability, subject to the terms and limits of the applicable plans.

We provide our senior executive officers with change in control benefits because we believe it is important to provide them with certain assurances in the event of a change in control and we believe these benefits better align their interests with those of our stockholders. In the event of a change in control, our executive officers would face a substantially greater risk of termination than our average salaried employees. In addition, we believe that change in control benefits should reduce any reluctance by our senior management to pursue potential change in control transactions that may be in the best interests of our stockholders.

For additional information regarding our severance and change in control arrangements with the named executive officers, including estimated amounts that would have been payable to them assuming their severance or a change in control occurred on the last day of fiscal year 2008, see “— Potential Payments Upon Termination or Change in Control” below.

Perquisites and Other Benefits.  We have historically provided our executive officers, including the named executive officers, with perquisites and personal benefits that we believe are reasonable, competitive and consistent with the objectives of our compensation program of attracting and retaining the best officer talent. In recent years, we have provided each of our named executive officers with certain of the following perquisites and personal benefits: long-term disability insurance, personal financial planning and tax services, country club initiation fees and dues, individual and excess group life insurance premiums, income tax reimbursements and personal use of company aircraft. For additional information regarding the specific benefits provided to each of our named executive officers for 2008, see the “All Other Compensation” column of the Summary Compensation Table and the related footnotes.

In December 2008, we discontinued our historical practice of reimbursing officers for personal financial planning and tax services and club initiation fees and monthly and annual dues, and replaced it with an annual flexible benefit allowance, which we will begin paying in 2009. Each officer will have flexibility as to whether or how to spend the allowance and will not be required to report to us how the allowance is spent. We made this change to (i) eliminate company decisions regarding the types of benefits provided, (ii) give our officers choice and flexibility, (iii) fix our expenses with respect to these types of benefits and (iv) eliminate inequity among officers who may not have been interested in such benefits. For 2009, each of the named executive officers will receive an annual flexible benefit allowance of $25,000, except for Mr. Harrison, III and Mr. Elmore who will each receive $45,000. These amounts were determined based on our annual average costs of providing the replaced benefits, including the costs of tax reimbursements paid in connection with the benefits.

We will continue to pay long-term disability and life insurance premiums, including life insurance premiums on certain policies that were purchased to replace terminated split-dollar life insurance arrangements and, for certain elements of compensation, income tax reimbursements to provide the full benefit of the compensation. For security reasons, our Board of Directors requires Mr. Harrison, III, our Chairman and Chief Executive Officer, to use our corporate aircraft whenever reasonable or feasible for both business and personal purposes. Upon prior approval of the Chairman and Chief Executive Officer, the other named executive officers are also permitted to use our corporate aircraft for personal purposes subject to the oversight of the Compensation Committee and Board of Directors.

The executive officers, including the named executive officers, also participate in other benefit plans on the same terms as other employees, including the 401(k) Savings Plan, medical and dental insurance, and vision insurance.

Impact of Accounting and Tax Treatments of Executive Compensation.  We consider the accounting and tax effects of various compensation elements when designing our incentive and equity compensation plans.

Under Section 162(m) of the Internal Revenue Code of 1986, a public company is generally not entitled to deduct non-performance-based compensation paid to a named executive officer for federal income tax purposes to the extent such compensation in any year exceeds $1 million. Special rules apply for “performance-based” compensation, including the pre-approval of performance goals applicable to that compensation. In this regard, we have designed our Annual Bonus Plan, the Long-Term Performance Plan, and the restricted stock award and performance unit award to our Chairman and Chief Executive Officer to maximize the deductibility of compensation paid to our executive officers. However, in order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible for federal income tax purposes.

Process for Determining Executive Compensation.  The Compensation Committee of our Board of Directors administers our compensation plans, reviews and approves executive compensation and makes recommendations to the Board concerning executive compensation and related matters. In the fourth quarter of each year, the Committee conducts an annual review of each executive officer’s compensation, including each named executive officer’s compensation. As part of this review, management submits recommendations to the Committee based on annual performance evaluations and an annual review of executive compensation conducted by management. In conducting its annual compensation review for 2008, management engaged Hewitt Associates as described above. The Compensation Committee does not engage its own compensation consultants. Following a review of management’s recommendations, the Committee approves the recommendations for the executive officers, with such modifications as the Committee deems appropriate. The Committee may also adjust compensation for specific individuals at other times during the year when there are significant changes in responsibilities or under other circumstances that the Committee considers appropriate.

Summary of Compensation and Grants of Plan-Based Awards

The following table sets forth certain compensation information for the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006 concerning our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers. We refer to the individuals listed in the following table as the “named executive officers.”

Summary Compensation Table

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
			Stock		Incentive Plan	Compensation	All Other
Name and		Salary	Awards		Compensation	Earnings	Compensation		Total
Principal Position	Year	($)(1)	($)		($)(2)	($)(3)	($)		($)

J. Frank Harrison, III	2008	$812,510	$1,130,000	(5)	$712,955	$909,905	$1,514,553	(6)	$5,079,923
Chairman of the Board of	2007	785,034	1,170,600	(5)	759,698	800,771	1,710,619		5,226,722
Directors and Chief Executive Officer(4)	2006	758,487	929,000	(5)	711,189	806,835	1,806,341		5,011,853

William B. Elmore	2008	660,881	—		637,896	697,446	177,269	(7)	2,173,492
President and Chief	2007	638,532	—		617,925	645,509	240,196		2,142,162
Operating Officer(4)	2006	616,940	—		578,469	672,956	131,357		1,999,722

Henry W. Flint	2008	490,240	—		322,629	301,282	148,350	(8)	1,262,501
Vice Chairman of the	2007	450,538	—		326,950	294,948	145,067		1,217,503
Board of Directors(4)	2006	412,833	—		232,254	311,059	100,755		1,056,901

Steven D. Westphal	2008	412,833	—		217,350	323,994	118,954	(10)	1,073,131
Executive Vice President,	2007	364,583	—		212,300	283,573	110,643		971,099
Operations and Systems(9)	2006	320,833	—		151,938	205,554	95,581		773,906

James E. Harris (11)	2008	387,192	—		199,238	200,000	71,169	(12)	857,599
Senior Vice President,	NA	—	—		—	—	—		—
Chief Financial Officer	NA	—	—		—	—	—		—

(1)	The amounts shown in this column include aggregate amounts deferred at the election of the named executive officer under our 401(k) Savings Plan and Supplemental Savings Incentive Plan.

(2)	The amounts shown in this column represent cash incentive awards earned under our Annual Bonus Plan. See “— Compensation Discussion and Analysis—Annual Performance Incentives” above.

(3)	The amounts shown in this column for fiscal year 2008 are set forth below:

	Mr. Harrison, III	Mr. Elmore	Mr. Flint	Mr. Westphal	Mr. Harris

Aggregate change in actuarial present value of accumulated benefit under Pension Plan	$46,291	$30,064	$4,516	$28,323	—

Aggregate change in actuarial present value of accumulated benefit under Officer Retention Plan	813,362	569,298	292,929	269,444	$200,000

Portion of interest accrued under the Supplemental Savings Incentive Plan on deferred compensation above 120% of the applicable federal long-term rate	50,252	98,084	3,837	26,227	—

Totals	$909,905	$697,446	$301,282	$323,994	$200,000

The amounts shown in this column for fiscal years 2007 and 2006 are set forth in our proxy statements for the 2008 Annual Meeting of Stockholders and the 2007 Annual Meeting of Stockholders, respectively.

(4)	Messrs. Harrison, III, Elmore and Flint are each members of the Board of Directors but do not receive compensation for their services on the Board.

(5)	These amounts represent the dollar amounts recognized by us for financial statement reporting purposes with respect to Mr. Harrison, III’s restricted stock award. See “— Restricted Stock Award Agreement” below. The amounts were computed in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), except that any estimates of forfeitures in accordance with FAS 123R have been disregarded. For additional information regarding the assumptions made in calculating the amount for 2008, see pages 76 to 78 of our Annual Report on Form 10-K for the fiscal year ended December 28, 2008.

(6)	For Mr. Harrison, III, this amount includes (a) our contributions to the Supplemental Savings Incentive Plan—$184,130, (b) our contributions to the 401(k) Savings Plan—$11,500, (c) individual life insurance premiums paid by us—$222,704, (d) income tax reimbursements—$935,304 and (e) excess group life insurance premiums. The amount also includes amounts attributable to the following perquisites and personal benefits: country club dues, personal use of company aircraft, and personal financial planning and tax services. The amount attributable to Mr. Harrison, III’s personal use of company aircraft is $141,183, which was calculated based on the aggregate incremental cost to our company. The incremental cost of the personal use of company aircraft is calculated based on the average cost of fuel, crew travel, on board catering, trip-related maintenance, landing fees and trip-related hanger and parking costs and other similar variable costs. Fixed costs that do not change based on usage, such as pilot salaries, home hanger expenses and general taxes and insurance are excluded from the incremental cost calculation.

(7)	For Mr. Elmore, this amount includes (a) our contributions to the Supplemental Savings Incentive Plan—$149,768, (b) our contributions to the 401(k) Savings Plan—$11,500, (c) income tax reimbursements and (d) individual and excess group life insurance premiums. The amount does not include amounts attributable to the following perquisites and personal benefits, which totaled less than $10,000 in the aggregate: country club dues, personal use of company aircraft, and personal financial planning and tax services.

(8)	For Mr. Flint, the amount includes (a) our contributions to the Supplemental Savings Incentive Plan—$108,785, (b) our contributions to the 401(k) Savings Plan—$11,500, (c) income tax reimbursements—$10,423 and (d) individual and excess group life insurance premiums. The amount also includes amounts attributable to the following perquisites and personal benefits: country club dues, personal use of company aircraft, and personal financial planning and tax services.

(9)	Mr. Westphal served as our Senior Vice President and Chief Financial Officer for all of fiscal year 2007. Mr. Westphal was promoted to the position of Executive Vice President, Operations and Systems in 2007 and was succeeded as our Chief Financial Officer by James E. Harris, effective January 25, 2008.

(10)	For Mr. Westphal, this amount includes our contributions to the Supplemental Savings Incentive Plan—$77,742, (b) our contributions to the 401(k) Savings Plan—$11,500, (c) directors fees for South Atlantic Canners—$17,200, (d) income tax reimbursements and (e) individual and excess group life insurance premiums. The amount does not include amounts attributable to the following perquisites and personal benefits, which totaled less than $10,000 in the aggregate: country club dues and personal financial planning and tax services.

(11)	Mr. Harris succeeded Mr. Westphal as our Chief Financial Officer, effective January 25, 2008.

(12)	For Mr. Harris, this amount includes our contributions to the Supplemental Savings Incentive Plan—$50,104, (b) our contributions to the 401(k) Savings Plan—$11,500, (c) income tax reimbursements and (d) individual and excess group life insurance premiums. The amount does not include amounts attributable to country club dues, which totaled less than $10,000 in the aggregate.

The following table sets forth certain information concerning grants of plan-based awards to our named executive officers in fiscal year 2008.

Grants of Plan-Based Awards
Fiscal Year 2008

			Estimated Possible			Estimated Future Payouts			Grant Date
			Payouts Under Non-Equity			Under Equity Incentive			Fair Value of
		Date of	Incentive Plan Awards			Plan Awards(2)			Stock and
	Grant	Initial Board	Threshold	Target	Maximum	Threshold	Target	Maximum	Option
Name	Date	Action	($)	($)	($)	(#)	(#)	(#)	Awards ($)

Mr. Harrison, III	N/A(1)	N/A	$101,851	$814,806	$1,140,728	—	—	—	—
	2/27/2008	12/2/1998	—	—	—	20,000	20,000	20,000	$1,130,000(3)
Mr. Elmore	N/A(1)	N/A	82,844	662,749	927,849	—	—	—	—
	N/A(4)	N/A	56,334	563,337	845,005	—	—	—	—
Mr. Flint	N/A(1)	N/A	46,090	368,719	516,206	—	—	—	—
	N/A(4)	N/A	29,498	294,975	442,463	—	—	—	—
Mr. Westphal	N/A(1)	N/A	31,050	248,400	347,760	—	—	—	—
	N/A(4)	N/A	24,840	248,400	372,600	—	—	—	—
Mr. Harris	N/A(1)	N/A	25,875	207,000	289,800	—	—	—	—
	N/A(4)	N/A	20,700	207,000	310,500	—	—	—	—

(1)	The amounts shown in these rows reflect the threshold, target and maximum cash incentive awards assigned to the named executive officers under the Annual Bonus Plan assuming an Indexed Performance Factor of 1.0. See “— Compensation Discussion and Analysis—Annual Performance Incentives” above for additional information.

(2)	These columns reflect information regarding Mr. Harrison, III’s restricted stock award. See “— Restricted Stock Award Agreement” below for additional information.

(3)	This amount represents the grant date fair market value of Mr. Harrison, III’s restricted stock award for fiscal year 2008 computed in accordance with FAS 123R. For additional information regarding the assumptions made in the valuation of this award, see pages 76 to 78 of our Annual Report on Form 10-K for the fiscal year ended December 28, 2008. Also see “— Restricted Stock Award Agreement” below for additional information.

(4)	The amounts shown in these rows reflect the threshold, target and maximum cash incentive awards assigned to the named executive officers under the Long-Term Performance Plan. See “—Long-Term Performance Plan” below for additional information.

The following is information regarding certain compensation agreements that we have with, and certain plans that we maintain for, our executive officers, including the named executive officers, and other material information necessary to an understanding of the Summary Compensation Table and Grants of Plan-Based Awards table above.

Annual Bonus Plan.  We maintain an annual non-equity incentive plan (the “Annual Bonus Plan”) for our executive officers as described in detail under “— Compensation Discussion and Analysis—Annual Performance Incentives” above.

Long-Term Performance Plan.  We maintain a long-term non-equity incentive plan (the “Long-Term Performance Plan”) for our executive officers as described under “— Compensation Discussion and Analysis—Long-Term Performance Incentives” above. As described above, payouts under the Long-Term Performance Plan are based on the achievement by our company as a whole of predetermined performance goals with respect to the following performance measures: (1) revenue, (2) earnings per share, (3) return on total assets and (4) debt/operating cash flow. Each of these performance measures is defined as follows under the Long-Term Performance Plan:

(1)	“revenue” is defined as net sales determined on a consolidated basis in accordance with generally accepted accounting principles;

(2)	“earnings per share” is defined as diluted net income per share of Common Stock determined by dividing (a) net income by (b) the weighted average number of shares of Common Stock outstanding, all determined on a consolidated basis in accordance with generally accepted accounting principles;

(3)	“return on total assets” is defined as (a) net income divided by (b) average total assets as of the beginning and end of a fiscal year, all determined on a consolidated basis in accordance with generally accepted accounting principles; and

(4)	“debt/operating cash flow” is defined as (a) long-term debt and obligations under capital leases (including the current portion thereof) less short-term investments and marketable securities divided by (b) the sum of (i) income from operations plus (ii) depreciation and amortization, all determined on a consolidated basis in accordance with generally accepted accounting principles.

In determining the level of performance achieved with respect to each performance measure, the Compensation Committee makes adjustments necessary to assure that each performance measure reflects our normalized operating performance in the ordinary course of business. Accordingly, the Committee will exclude from its determinations each of the following items, unless the item is included in the budgets for the fiscal year approved by the Board of Directors: (1) gains or losses from the sale of assets outside the ordinary course of business; (2) gains or losses from discontinued operations; (3) extraordinary gains or losses; (4) the effect of accounting changes; (5) unusual, nonrecurring, transition, one-time or similar items or charges; (6) the effect of the acquisition of any business, equity interest or other investment interest (other than cash equivalents in the ordinary course of business), the issuance of equity interests, and the sale of franchise territories; and (7) any other unbudgeted item or group of related items outside the ordinary course of business which, for any one item or group of related items, is greater than $250,000. The Committee also has the discretion to include any of the above items in determining the level of performance achieved with respect to each performance measure, but only to the extent the exercise of such discretion would reduce the amount of any award otherwise payable under the Long-Term Performance Plan.

Restricted Stock Award Agreement.  On December 2, 1998, the Board of Directors, upon recommendation of the Compensation Committee, approved a restricted stock award for Mr. Harrison, III consisting of 200,000 shares of our Class B Common Stock. The award was granted pursuant to the terms of a Restricted Stock Award Agreement, which was approved by our stockholders on May 12, 1999. Under the Restricted Stock Award Agreement, 20,000 shares of restricted stock are subject to vesting each year, beginning on the first day of our fiscal year 2000 and ending on the first day of our fiscal year 2009. We are also required to reimburse Mr. Harrison, III for any federal or state income taxes payable on the award.

The vesting of each 20,000 share increment is conditioned upon (i) Mr. Harrison, III’s continued employment as of January 4 of the year in which such increment vests and (ii) our achievement of at least an 80% overall goal achievement factor for each fiscal year, as determined under our Annual Bonus Plan. The Compensation Committee establishes annual goals and weightage factors under the Annual Bonus Plan in the first quarter of each year. As such, each annual 20,000 share increment under the Restricted Stock Award Agreement has an independent performance requirement and is considered to have its own service inception date, grant date fair value and requisite service period.

For fiscal year 2008, the Annual Bonus Plan targets were approved by the Compensation Committee on February 27, 2008. The final 20,000 shares under the award vested, effective December 29, 2008, which was the first day of our fiscal year 2009, based on a determination of the Compensation Committee that at least 80% of the overall goal achievement factor had been obtained under the Annual Bonus Plan for fiscal year 2008.

Performance Unit Award Agreement.  On February 27, 2008, the Compensation Committee approved, subject to stockholder approval, a Performance Unit Award Agreement with Mr. Harrison, III (the “Performance Unit Award Agreement”). The Performance Unit Award Agreement was approved by our stockholders at the 2008 Annual Meeting of Stockholders.

Pursuant to the Performance Unit Award Agreement we granted Mr. Harrison, III 400,000 performance units that each represent the right to receive one share of our Class B Common Stock, $1.00 par value. The performance units are scheduled to vest in annual increments over a ten-year period, subject to and in accordance with the terms and conditions of the Performance Unit Award Agreement.

The Performance Unit Award Agreement provides that the performance units shall become vested in annual increments with respect to each of our fiscal years 2009 through 2018, in an amount of performance units for each such annual performance period equal to the product of (i) 40,000 multiplied by (ii) the overall goal achievement factor (but not to exceed 100%) for such annual performance period, as determined under our existing Annual Bonus Plan.

The Compensation Committee establishes annual goals and weightage factors under the Annual Bonus Plan in the first quarter of each year. As such, each annual 40,000 share increment under the Performance Unit Award Agreement has an independent performance requirement and is considered to have its own service inception date, grant date fair value and requisite service period.

The vesting of each annual increment of performance units is conditioned upon Mr. Harrison, III’s employment by us as of the last day of the one-year performance period for such increment. If fewer than 40,000 performance units become vested for any annual performance period, Mr. Harrison, III will automatically forfeit an amount of performance units equal to the excess of (a) 40,000 performance units over (b) the amount of performance units that became vested for such annual performance period. Unvested performance units will lapse and be forfeited if Mr. Harrison, III’s employment with us terminates for any reason (including death or disability) prior to expiration of the ten-year term. Prior to the vesting of the performance units, Mr. Harrison, III does not have the right to vote the shares or receive dividends with respect to the shares.

Outstanding Equity Awards

The following table sets forth certain information with respect to our outstanding equity awards at the end of fiscal year 2008 with respect to the named executive officers.

Outstanding Equity Awards at 2008 Fiscal Year-End

Equity Incentive
	Equity Incentive Plan	Plan Awards:
	Awards: Number of	Market or Payout Value
	Unearned Shares, Units	of Unearned Shares, Units
	or Other Rights That	or Other Rights
	Have Not Vested	That Have Not Vested
Name	(#)	($)(2)

Mr. Harrison, III	20,000 (1)	$899,600
	400,000 (3)	$17,992,000

(1)	Reflects the unvested portion of Class B Common Stock under Mr. Harrison, III’s restricted stock award. As of December 28, 2008, the last day of our fiscal year 2008, a total of 160,000 shares had vested with respect to fiscal year 2000 through fiscal year 2007 and 20,000 shares had failed to vest with respect to fiscal year 1999. As of December 28, 2008, there were 20,000 remaining shares of Class B Common Stock subject to vesting based on our performance during fiscal year 2008.

On December 29, 2008, the first day of our fiscal year 2009, the final 20,000 share increment of our Class B Common Stock under the award vested based on our performance in 2008. Accordingly, as of March 13, 2009, all remaining shares of Class B Common Stock subject to vesting under the award had vested.

(2)	These amounts are based on the closing price of our Common Stock ($44.98) on December 26, 2008, the last trading day of fiscal year 2008.

(3)	Reflects the unvested performance units, each with respect to one share of our Class B Common Stock, under the Performance Unit Award Agreement with Mr. Harrison, III. See “Compensation Discussion and Analysis—Performance Unit Award Agreement” above for additional information.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock vested during the fiscal year ended December 28, 2008 with respect to the named executive officers. None of the named executive officers hold stock options with respect to our Common Stock or Class B Common Stock.

Option Exercises and Stock Vested
Fiscal Year 2008

	Number of		Value
	Shares		Realized
	Acquired on		on
Name	Vesting (#)		Vesting ($)

Mr. Harrison, III	20,000	(1)	$1,177,600	(2)

(1)	Amount reflects the number of shares of Class B Common Stock acquired upon vesting in fiscal year 2008 under Mr. Harrison, III’s restricted stock award. See “— Restricted Stock Award Agreement” above for additional information.

(2)	Amount reflects the number of shares acquired upon vesting on December 31, 2007, the first day of our fiscal year 2008, multiplied by the market value of our Common Stock ($58.88) on such date.

Retirement Plans

We maintain a traditional, tax-qualified pension plan (the “Pension Plan”) for the majority of our non-union employees, including the named executive officers. Effective June 20, 2006, no new participants may become eligible to participate in the plan and the benefits under the plan for existing participants were frozen. We also maintain a supplemental nonqualified retirement plan (the “Officer Retention Plan”) for certain key executives, including the named executive officers. The following table sets forth certain information regarding the Pension Plan and Officer Retention Plan for fiscal year 2008.

Pension Benefits for Fiscal Year 2008

			Present Value of
		Number of Years	Accumulated	Payments During
Name	Plan Name	Credited Service (#)(1)	Benefit ($)(2)	Last Fiscal Year ($)

Mr. Harrison, III	Pension Plan	30	$454,969	—
	Officer Retention Plan	18	8,470,600	—
Mr. Elmore	Pension Plan	22	290,928	—
	Officer Retention Plan	12	4,014,913	—
Mr. Flint	Pension Plan	3	44,835	—
	Officer Retention Plan	5	1,242,424	—
Mr. Westphal	Pension Plan	20	278,316	—
	Officer Retention Plan	8	1,113,889	—
Mr. Harris	Pension Plan	0	—	—
	Officer Retention Plan	1	200,000	—

(1)	The amounts presented in this column represent the actual number of years the officer has been a participant in each plan. None of the named executive officers have been given credit under the plans for years of service in addition to their actual years of service.

(2)	The amounts presented in this column reflect the present value of each named executive officer’s accumulated benefits under the plans. See pages 78 to 85 of our Annual Report on Form 10-K for the fiscal year ended December 28, 2008 for a description of the valuation method and material assumptions applied in quantifying the actuarial present values of the accrued benefits under the Pension Plan. The present value of each named executive officer’s accumulated benefits under the Officer Retention Plan is determined in accordance with the terms of the Officer Retention Plan, as discussed below.

Pension Plan.  The Pension Plan is a traditional, tax-qualified defined benefit plan. The benefits under the plan were frozen on June 30, 2006, and subsequent to that date no additional employees may become participants in the plan and there will be no further accrual of benefits under the plan. As of June 30, 2006, all participants in the plan became fully vested in their accrued benefits under the plan.

Each participant’s accrued benefit is determined based on the participant’s “average compensation,” which is defined under the plan as the average annual compensation for the highest five consecutive years between the participant’s initial date of employment and December 31, 2005 or, if a participant completed less than five years of service as of December 31, 2005, the participant’s average annual compensation prior to December 31, 2005. Because the plan is a tax-qualified pension plan, the maximum amount of average compensation under the terms of the plan was $230,000 in 2008. As of December 28, 2008, each of the named executive officers, except for Mr. Harris, has the maximum average compensation of $230,000 for purposes of the plan and an accrued benefit equal to the amount reflected in the above table under “Present Value of Accumulated Benefit.” Mr. Harris was hired in January 2008 after the plan was frozen, and therefore is not a participant in the plan.

Participants may retire at or after age 65 and receive their full benefit under the plan. Participants may also retire at age 55 with 10 years of service and receive a reduced retirement benefit.

Benefits are payable as a single life annuity or as a 50% joint and survivor annuity over the life of the participant and spouse unless an optional form of payment is elected. Available optional forms of payment are an annuity payable in equal monthly payments for 10 years and thereafter for life, or a 100% joint and survivor annuity over the lives of the participant and spouse or other beneficiary. Benefits of $5,000 or less may be distributed in a lump sum. If a participant dies before the participant begins to receive retirement benefits, any vested interest in the participant’s accrued benefit will be payable to the participant’s surviving spouse.

Officer Retention Plan.  The Internal Revenue Code limits the amounts of compensation that may be considered and the annual benefits that may be provided under the Pension Plan. As such, we maintain the Officer Retention Plan, which is a supplemental nonqualified defined benefit plan, to provide certain of our key executives, including the named executive officers, with retirement benefits in excess of IRS limitations as well as additional supplemental benefits.

Under the Officer Retention Plan, eligible participants, including the named executive officers, are entitled to the full amount of their accrued benefit under the plan upon reaching age 60, the normal retirement age under the plan. The amount of each participant’s normal retirement benefit is determined based on the participant’s position and level of responsibility, performance, and job tenure, and is specified in the participant’s individual agreement under the Officer Retention Plan.

Plan benefits are paid in the form of equal monthly installments over 10, 15 or 20 years, as elected by the participant at the time the participant first becomes eligible to participate in the Officer Retention Plan. If the participant fails to make an election, plan benefits are paid in equal monthly installments over 20 years. The monthly installment payment amount is computed using an 8% discount rate using simple interest compounded monthly.

The plan does not provide an early retirement benefit, but participants are eligible under certain circumstances to receive a benefit based on the vested accrued benefit upon death, total disability or severance. Participants are also eligible under certain circumstances to receive a benefit upon a change in control occurring before age 60. For more information regarding the benefits payable upon death, total disability, severance or a change in control, see “— Potential Payments Upon Termination or Change in Control” below.

As of December 28, 2008, the estimated annual retirement benefit payable at age 60 for each of the named executive officers was as follows: Mr. Harrison, III—$1,624,960 for 15 years;

Mr. Elmore—$1,150,617 for 10 years; Mr. Flint—$338,252 for 15 years; Mr. Westphal—$431,481 for 10 years and Mr. Harris—$431,481 for 10 years.

Deferred Compensation

Supplemental Savings Incentive Plan.  We maintain a nonqualified deferred compensation plan (the “Supplemental Savings Incentive Plan”) for certain of our key executives, including the named executive officers. The following table sets forth information regarding the named executive officers’ individual accounts and benefits under the Supplemental Savings Incentive Plan for fiscal year 2008.

Nonqualified Deferred Compensation
for Fiscal Year 2008

	Executive	Company	Aggregate	Aggregate	Aggregate Balance
	Contribution in	Contributions in	Earnings in	Withdrawals/	at December 28,
	Fiscal Year 2008	Fiscal Year 2008	Fiscal Year 2008	Distributions	2008
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)

Mr. Harrison, III	$48,751	$184,130	$36,843	—	$2,706,733
Mr. Elmore	39,653	149,768	359,876	$58,826	4,795,394
Mr. Flint	29,415	108,785	(127,759)	—	435,387
Mr. Westphal	—	77,742	74,490	—	1,363,819
Mr. Harris	22,770	50,104	(8,046)	—	64,829

(1)	All amounts reflected in this column are also reported in the “Salary” column of the Summary Compensation Table.

(2)	All amounts reflected in this column are also reported in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Of the amounts reported in this column, the following amounts are reported as above-market earnings on deferred compensation in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table: Mr. Harrison, III—$50,252, Mr. Elmore—$98,084, Mr. Flint—$3,837, Mr. Westphal—$26,227 and Mr. Harris—$0.

(4)	Of the amounts reported in this column, the following amounts have been reported in the Summary Compensation Tables of our proxy statements for previous years: Mr. Harrison, III—$1,457,398, Mr. Elmore—$2,113,118, Mr. Flint—$406,204, Mr. Westphal—$225,484 and Mr. Harris—$0.

Participants in the Supplemental Savings Incentive Plan may elect to defer up to 50% of their annual salary and 100% of their annual bonus. At the time of deferral, the participant also elects the payment timing and method for such deferrals and any related matching contributions.

Prior to 2006, we matched 30% of the first 6% of salary (excluding bonus) deferred. Beginning in 2006, we match 50% of the first 6% of salary (excluding bonus) deferred. We may also make discretionary contributions to participants’ accounts, which may be intended to offset the reductions in maximum benefits payable under the plan or other qualified plans that we sponsor. For 2006, 2007 and 2008, we also made additional contributions, which we refer to as “transition contributions,” based on our overall goal achievement factor under the Annual Bonus Plan, as described under “— Compensation Discussion and Analysis—Annual Performance Incentives” above. Transition contribution amounts are computed as follows:

Transition
Overall Goal	Contribution
Achievement Factor Under	Amount
Annual Bonus Plan	(% of Annual Salary)

0 to 79%	10%
80%	20%
107.5%	30%
115%	40%

Participants are immediately vested in all amounts of salary and bonus deferred by them under the plan. Our contributions to participants’ accounts, other than transition contributions, vest in 20% annual increments and become fully vested upon the completion of five years of service. Transition contributions vest in 20% annual increments from December 31, 2006 to December 31, 2010. All contributions made by us, including transition contributions, become fully vested upon retirement, death or a change in control.

Amounts deferred by participants and contributions made by us prior to 2006 are deemed invested in either a “fixed benefit option account” or a “pre-2006 supplemental account,” at the election of the participant. Balances in the fixed benefit option accounts earn interest at an annual rate of up to 13% (depending on the event requiring distribution and the participant’s age, years of service and initial year of participation in the plan). For named executive officers with fixed benefit option accounts, the amounts reported in the above table under “Aggregate Earnings in Fiscal Year 2008” and “Aggregate Balance at December 28, 2008” were calculated assuming the maximum annual return of 13%.

Amounts deferred by participants and contributions made by us (other than transition contributions) after 2005 are deemed invested in a “post-2005 supplemental account.” Transition contributions are deemed invested in a “transition contribution account.” Balances in pre-2006 supplemental accounts, post-2005 supplemental accounts and transition contribution accounts are deemed invested by participants in investment choices that are made available by us, which are similar to the choices available under our 401(k) Savings Plan.

Balances in the fixed benefit option accounts, pre-2006 supplemental accounts and transition accounts become payable, as elected by a participant during the special 2005 election period or, if later, at the time the participant is first eligible to participate in the plan, upon “termination of employment” or as of a date designated by the participant that may not be before the calendar year in which the participant attains age 55 and not later than the calendar year in which the participant attains age 70. Amounts in the post-2005 supplemental accounts may be distributed, as elected by a participant, upon “termination of employment” or at a date designated by the participant that is at least 2 years after the year in which the salary deferral or other contribution was made and not later than the calendar year in which the participant attains age 70. A “termination of employment” occurs upon the later of (1) a participant’s severance, retirement or attainment of age 55 while totally disabled and, (2) at the election of the plan administrator, the date when the employee is no longer receiving severance benefits.

Balances in the fixed benefit option accounts, pre-2006 supplemental accounts and transition accounts are payable in equal monthly installments over 10 or 15 years, at the election of the participant. The monthly payment amount with respect to a fixed benefit option account is calculated using a discount rate that is equal to the applicable rate of interest on the account, as described above. The monthly payment amount with respect to a pre-2006 supplemental account or a transition account is calculated by dividing the vested account balance by the number of remaining monthly payments. Balances in the post-2005 supplemental accounts are payable in either a lump sum or in monthly installments over a period of 5, 10 or 15 years, at the election of the participant. The monthly payment with respect to a post-2005 supplemental account is calculated by dividing the vested account balance by the number of remaining monthly payments.

In the event of death or a change in control, all account balances become payable in either a single lump sum or in equal monthly installments over a period of 5, 10 or 15 years, at the election of the participant. In each case, the account balances and monthly payments are generally computed in the same manner as described above, except participants are deemed fully vested in their account balances and, in the case of a change in control, balances and monthly payments with respect to fixed benefit accounts are computed using the maximum 13% rate of return and 13% discount rate, respectively. In the event of a change in control in a year for which a transition contribution is required, each participant would receive a pro rata transition contribution based on

20% of the participant’s annual salary. For additional information regarding the estimated amounts that would be payable to each of the named executive officers upon a termination of employment, death or change in control, see “— Potential Payments Upon Termination or Change in Control” below.

A participant may also request to receive a distribution of benefits from the plan on account of an “unforeseeable emergency.” Any such request must be approved by the plan administrator. Any distribution is made in a lump sum. An “unforeseeable emergency” occurs if a participant incurs a severe financial hardship as a result of (i) a sudden and unexpected illness or accident of the participant or dependent, (ii) a loss of property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the participant’s control, and the financial hardship cannot be met through reimbursement or compensation by insurance or liquidation of the participant’s assets.

Potential Payments Upon Termination or Change in Control

We provide certain of our executive officers, including the named executive officers, with the rights to receive certain payments in connection with their termination of employment or a change in control of our company. The following is a description of those arrangements with respect to the named executive officers.

Officer Retention Plan.  The Officer Retention Plan is a supplemental nonqualified retirement plan. Each of the participants, including the named executive officers, is entitled to retirement benefits under the Officer Retention Plan as described above under “— Retirement Benefits—Officer Retention Plan.” In addition, each of the participants is also entitled to certain payments upon severance, death, total disability or a change in control.

Accrued benefits under the Officer Retention Plan increase with each year of participation as set forth in each participants’ individual agreement under the plan, until the normal retirement age of 60. The amounts set forth in the individual agreements are determined based on a participant’s position and level of responsibility, performance and job tenure.

In the event of death or total disability, a participant becomes fully vested in the amount of the participant’s accrued benefit as of the date of the event. The death benefit is payable in a single lump sum. The total disability benefit is paid in the form of equal monthly installments over 10, 15 or 20 years, as elected by the participant at the time the participant is first eligible to participate in the plan. The amount of the monthly payment is computed using an 8% discount rate using simple interest compounded monthly.

Upon severance for any other reason, except “termination for cause,” a participant’s accrued benefit as of the date of the termination of employment will be 50% vested until age 50, with the vesting percentage increasing by 5% each year thereafter until fully vested at age 60. The severance benefit is paid in the form of equal monthly installments over 10, 15 or 20 years, as elected by the participant at the time the participant is first eligible to participate in the plan. The amount of the monthly payment is computed using an 8% discount rate using simple interest compounded monthly.

All rights to any benefits under the plan are forfeited if a participant is terminated for cause. A “termination for cause” occurs upon termination for:

(a)	commission of an act of embezzlement, dishonesty, fraud, gross neglect of duties or disloyalty;

(b) commission of a felony or other crime involving moral turpitude or public scandal;

(c) alcoholism or drug addiction; or

(d) improper communication of confidential information.

In the event of a “change in control” of our company, a participant is entitled to a change in control benefit, which is equal to the accrued retirement benefit the participant would have received as of the participant’s normal retirement date of age 60. The change in control benefit is payable in a single lump sum or in equal monthly installments over 10, 15 or 20 years, as elected by the participant when the participant is first eligible to participate in the plan. The participant may elect to have the change in control benefit paid or commence to be paid as of the first of the third month following the change in control or any time thereafter. If a participant elects an installment option, the amount of the monthly installment payment is computed using an 8% discount rate using simple interest compounded monthly. For purposes of the Officer Retention Plan, a “change in control” occurs in the following circumstances:

(a)	when a person or group other than the Harrison family acquires shares of our capital stock having the voting power to designate a majority of the Board of Directors;

(b)	when a person or group other than the Harrison family acquires or possesses shares of our capital stock having power to cast (i) more than 20% of the votes regarding the election of the Board of Directors and (ii) a greater percentage of the votes regarding the election of the Board of Directors than the shares owned by the Harrison family;

(c)	upon the sale or disposition of all or substantially all of our assets and the assets or our subsidiaries outside the ordinary course of business other than to a person or group controlled by us or the Harrison family; or

(d)	upon a merger or consolidation of our company with another entity where we are not the surviving entity.

The following table sets forth the estimated payments that would have been payable under the Officer Retention Plan to each of the named executive officers, assuming that each of the above covered events occurred on December 26, 2008, the last business day of our fiscal year 2008:

Estimated Payments under Officer Retention Plan

	Severance, other
	than for Retirement,
	Death, Disability,
	or Termination		Total
Name	for Cause	Death	Disability	Change in Control

Mr. Harrison, III	$55,712 per month	A lump sum of	$79,589 per month	A lump sum of
	for 180 months	$8,470,600	for 180 months	$14,411,990

Mr. Elmore	$31,279 per month	A lump sum of	$48,121 per month	$95,885 per month
	for 120 months	$4,014,913	for 120 months	for 120 months

Mr. Flint	$8,172 per month	A lump sum of	$11,674 per month	$35,957 per month
	for 180 months	$1,242,424	for 180 months	for 120 months

Mr. Westphal	$8,678 per month	A lump sum of	$13,351 per month	$35,957 per month
	for 120 months	$1,113,889	for 120 months	for 120 months

Mr. Harris	$1,199 per month	A lump sum of	$2,397 per month	A lump sum of
	for 120 months	$200,000	for 120 months	$3,000,000

Under the Officer Retention Plan, each participant has generally agreed not to compete with us or our subsidiaries while employed by us or for a period of three years after termination from employment for any reason. The non-compete provision does not apply to actions occurring after both a termination of employment and a change in control.

Supplemental Savings Incentive Plan.  The Supplemental Savings Incentive Plan is a nonqualified deferred compensation plan that we provide for certain of our key executives, including the named executive officers. For a description of the terms and conditions of the plan, see “—Deferred Compensation” above.

Under the Supplemental Savings Incentive Plan, the named executive officers are entitled to certain payments upon termination of employment, death or a change in control. A “termination of employment” generally occurs upon a participant’s severance, retirement or attainment of age 55 while totally disabled. The definition of a “change in control” is the same definition used for the Officer Retention Plan, as described above.

The following table presents the estimated payments that would be payable under the Supplemental Savings Incentive Plan to the named executive officers assuming each covered event occurred on December 26, 2008, the last business day of our fiscal year 2008.

Estimated Payments under Supplemental Savings Incentive Plan

Total
Disability or
Name	Severance(1)	Retirement(2)	Death(3)	Change in Control(3)

Mr. Harrison, III	$13,874 per month	—	$30,340 per month	$30,340 per month
	for 180 months; and		for 180 months	for 180 months

$2,467 per month for 120 months

Mr. Elmore	A lump sum of $78,907; and	—	$56,509 per month for 180 months	$105,701 per month for 60 months

$36,004 per month for 120 months

Mr. Flint	$3,503 per month	—	$4,717 per month	$4,717 per month
	for 120 months		for 120 months	for 120 months

Mr. Westphal	$7,331 per month	—	$15,563 per month	$15,563 per month
	for 180 months; and		for 180 months	for 180 months

$385 per month for 60 months; and

$662 per month for 120 months; and

A lump sum of $3,694

Mr. Harris	$172 per month for 120 months; and	—	A lump sum of $64,829	A lump sum of $64,829

A lump sum of $22,332

(1)	Earnings and monthly payment amounts with respect to fixed benefit option account balances were calculated at the applicable rate of 8%.

(2)	As of December 26, 2008, none of the named executive officers had attained the minimum age required for receiving retirement or total disability benefits.

(3)	Earnings and monthly payment amounts with respect to fixed benefit option account balances were calculated using the maximum 13% rate of return and maximum 13% discount rate, respectively.

Restricted Stock Award Agreement.  Mr. Harrison, III has a restricted stock award with respect to 200,000 shares of our Class B Common Stock. See “—Summary of Compensation and Grants of Plan-Based Awards—Restricted Stock Award Agreement” above.

If there is a “change in control” of our company during the term of his Restricted Stock Award Agreement, Mr. Harrison, III will become immediately vested in 20,000 shares of restricted stock. We would also be required to reimburse Mr. Harrison, III for the income taxes related to the vesting of the restricted stock. For purposes of the Restricted Stock Award Agreement, a “change in control” occurs if the Harrison family does not hold more than 50% of the total voting power of our voting stock.

If a change in control of our company had occurred on December 26, 2008, Mr. Harrison, III would have become vested in 20,000 shares of restricted stock (valued at $899,600). In addition, he would have received a payment of $712,586 for the reimbursement of income taxes related to the vesting of the shares. As of December 29, 2008, all of the shares of Class B Common Stock subject to the Restricted Stock Award Agreement with Mr. Harrison, III had either vested or been forfeited.

Performance Unit Award Agreement.  Mr. Harrison, III has a performance unit award with respect to 400,000 shares of our Class B Common Stock. See “—Summary of Compensation and Grants of Plan Based Awards—Performance Unit Award Agreement” above.

Unvested performance units granted pursuant to the Performance Unit Award Agreement will lapse and be forfeited if Mr. Harrison, III’s employment with us terminates for any reason (including death or disability) prior to expiration of the ten-year term. Notwithstanding the foregoing, in the event of a “change in control” during a performance period with respect to an annual increment of performance units, then 40,000 performance units will become immediately vested, subject to certain adjustments for stock dividends and other fundamental corporate transactions. If a change in control of our company had occurred on December 26, 2008, Mr. Harrison, III would not have become vested in any performance units because the first performance period under the Performance Unit Award Agreement did not begin until fiscal year 2009.

The definition of a “change in control” is the same definition used for the Officer Retention Plan, as described above.

Annual Bonus Plan.  The Annual Bonus Plan is an incentive compensation plan that we provide to participants selected by the Compensation Committee, including the named executive officers. For a description of the terms and conditions of the plan, see “—Compensation Discussion and Analysis—Annual Performance Incentives” above.

Under the Annual Bonus Plan, the Compensation Committee has discretion to award cash payments to eligible participants, including the named executive officers, upon the attainment of certain performance goals with respect to a fiscal year. In the event of the total disability, retirement or death of a participant during any fiscal year, and in the event of the subsequent attainment of the performance goals applicable to such participant, such participant is entitled to a pro-rata bonus based on the portion of the fiscal year completed by the participant. In the event of a “change in control,” each participant will be entitled to a pro-rata portion of the participant’s award for the fiscal year, based on the portion of the fiscal year completed, assuming that a Goal Achievement Factor of 100% has been earned as of the date of the change in control.

The term “retirement” is defined in the Annual Bonus Plan as a participant’s termination of employment other than on account of death and (a) after attaining age 60, (b) after attaining age 55 and completing 20 years of service or (c) as the result of total disability. The definition of a “change in control” is the same definition used for the Officer Retention Plan, as described above.

The following table presents the estimated payments that would be payable under the Annual Bonus Plan to the named executive officers assuming each covered event occurred on December 26, 2008, the last business day of our fiscal year 2008.

Estimated Payments under Annual Bonus Plan

	Death or
Name	Total Disability	Retirement(1)	Change in Control

Mr. Harrison, III	$712,955	—	$814,806
Mr. Elmore	637,896	—	662,749
Mr. Flint	322,629	—	368,719
Mr. Westphal	217,350	—	248,400
Mr. Harris	199,238	—	207,000

(1)	As of December 26, 2008, none of the named executive officers had attained the minimum age and years of service required for receiving retirement benefits.

Long-Term Performance Plan.  The Long-Term Performance Plan is an incentive compensation plan that we provide to participants selected by the Compensation Committee, including the named executive officers. For a description of the terms and conditions of the plan, see “—Compensation Discussion and Analysis—Long-Term Performance Incentives” above.

Under the Long-Term Performance Plan, the Compensation Committee has discretion to award cash payments to eligible participants, including the named executive officers, upon the attainment of certain performance goals with respect to fiscal years 2008 through 2010. In the event of the total disability, retirement or death of a participant after the completion of the first year of the performance period but prior to the end of the performance period, and in the event of the subsequent attainment of the performance goals applicable to such participant, such participant is entitled to a pro-rata award based on the portion of the performance period completed by the participant. In the event of a “change in control,” each participant is entitled to a pro-rata portion of the participant’s target award for the performance period, based on the portion of the performance period completed.

The definition of “retirement” in the Long-Term Performance Plan is the same as the definition used in the Annual Bonus Plan, as described above. The definition of a “change in control” is the same as the definition used in the Officer Retention Plan, as described above.

The following table presents the estimated payments that would be payable under the Long-Term Performance Plan to the named executive officers assuming each covered event occurred on December 26, 2008, the last business day of our fiscal year 2008.

Estimated Payments under Long-Term Performance Plan

	Death or
Name	Total Disability	Retirement(1)	Change in Control

Mr. Harrison, III(2)	—	—	$—
Mr. Elmore	—	—	187,779
Mr. Flint	—	—	98,325
Mr. Westphal	—	—	82,800
Mr. Harris	—	—	69,000

(1)	As of December 26, 2008, none of the named executive officers had attained the minimum age and years of service required for receiving retirement benefits.

(2)	Mr. Harrison, III is not a participant in the Long-Term Performance Plan.

Director Compensation

The following table sets forth information regarding the compensation of our Board of Directors for fiscal year 2008. The information is presented for each individual who served on our Board of Directors during fiscal year 2008.

Director Compensation for Fiscal Year 2008

	Fees Earned
	or Paid	All Other
	in Cash	Compensation	Total
Name	($)(1)	($)	($)

H. W. McKay Belk	$61,500	—	$61,500
Sharon A. Decker	50,000	—	50,000
William B. Elmore	—	—	—
Deborah H. Everhart	44,000	—	44,000
Henry W. Flint	—	—	—
James E. Harris(2)	2,301	—	2,301
J. Frank Harrison, III	—	—	—
Ned R. McWherter	41,000	—	41,000
James H. Morgan	43,010	—	43,010
John W. Murrey, III	44,000	—	44,000
Carl Ware	41,000	—	41,000
Dennis A. Wicker	61,500	—	61,500

(1)	The amounts shown in this column represent the aggregate amounts of all fees earned or paid in cash for services as a director in fiscal year 2008.

(2)	Mr. Harris was a member of the Board of Directors from August 2003 until January 25, 2008, when he became our Chief Financial Officer.

For fiscal year 2008, the non-employee members of our Board of Directors were paid $35,000 as an annual retainer, $1,500 for each meeting of the Board of Directors attended and $1,500 for each Committee meeting attended. The Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Lead Independent Director received an additional annual retainer of $10,000, $7,000 and $3,000, respectively.

Under our Director Deferral Plan, directors who are not employees of our company may defer payment of all or a portion of their annual retainer and meeting fees until they no longer serve on the Board of Directors. Fees deferred are deemed to be invested in certain investment choices selected by the directors, which are similar to the choices available to our employees generally under our tax-qualified 401(k) Savings Plan. Upon resignation or retirement, a participating director will be entitled to receive a cash payment based upon the amount of fees deferred and the investment return on the selected investment. If a director’s service terminates prior to age 65, amounts accrued under his or her account are paid out in a single cash payment. If a director’s service terminates at or after age 65, amounts accrued under his or her account are paid out, at the election of the director, either in a single cash payment or in ten equal annual installments (with an imputed 8% return on the deferred installments).

Beneficial Ownership of Management

The following table presents certain information as of March 13, 2009 regarding the beneficial ownership of our Common Stock and Class B Common Stock by the directors, the nominees for director and the named executive officers in the Summary Compensation Table and by all of the directors, nominees for director and executive officers as a group. Information concerning beneficial ownership of the Common Stock and Class B Common Stock by Mr. Harrison, III is presented above under the caption “Principal Stockholders” and is not included in the following table.

		Amount and
		Nature of
		Beneficial		Percentage
Name	Class(1)	Ownership		Of Class

H.W. McKay Belk	Common Stock	520	(2)	*
Sharon A. Decker	Common Stock	0		—
William B. Elmore	Common Stock	1,000	(3)	*
Deborah H. Everhart	Common Stock	0	(4)	—
Henry W. Flint	Common Stock	0		—
James E. Harris	Common Stock	0		—
Ned R. McWherter	Common Stock	1,000		*
James H. Morgan	Common Stock	0		—
John W. Murrey, III	Common Stock	1,000		*
Steven D. Westphal	Common Stock	0		—
Carl Ware	Common Stock	0		—
Dennis A. Wicker	Common Stock	0		—
Directors, nominees for director and executive officers as a group (excluding Mr. Harrison, III) (21 persons)	Common Stock	3,526		*

*	Less than 1% of the outstanding shares of such class.

(1)	None of such persons other than Ms. Everhart beneficially owns any shares of Class B Common Stock.

(2)	Includes 300 shares held by Mr. Belk as custodian for certain of his children.

(3)	Held jointly with his wife.

(4)	Excludes 535,178 shares of Class B Common Stock held by the JFH Family Limited Partnership—DH1 and 78,595 shares of Class B Common Stock held by a trust for the benefit of Ms. Everhart. Ms. Everhart has no voting or investment power with respect to such shares.

Equity Compensation Plan Information

The following table sets forth certain information as of December 28, 2008, concerning our outstanding equity compensation arrangements as of that date.

Number of securities
remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	420,000	0	0
Equity compensation plans not approved by security holders	—	—	—

Total	420,000	0	0

(1)	Relates to the restricted stock agreement with Mr. Harrison, III that was approved by our stockholders on May 12, 1999 and the Performance Unit Award Agreement with Mr. Harrison, III that was approved by our stockholders on April 29, 2008.

Certain Transactions

Transactions with The Coca-Cola Company

Concentrates and Syrups; Marketing Programs.  Our business consists primarily of the production, marketing and distribution of nonalcoholic beverage products of The Coca-Cola Company, which is the sole owner of the secret formulas under which the primary components (either concentrates or syrups) of its nonalcoholic beverage products are manufactured. Accordingly, we purchase a substantial majority of our requirements of concentrates and syrups from The Coca-Cola Company in the ordinary course of our business. The prices of these concentrates and syrups are generally set by The Coca-Cola Company from time to time at its discretion. The following table summarizes the significant transactions between us and The Coca-Cola Company during fiscal year 2008:

Amount
Transactions	(in millions)

Payments by us for concentrate, syrup, sweetener and other purchases	$362.5
Payments by us for customer marketing programs	48.6
Payments by us for cold drink equipment parts	7.1
Marketing funding support payments to us	42.9
Fountain delivery and equipment repair fees paid to us	10.4
Presence marketing funding support provided by The Coca-Cola Company on our behalf	4.0
Sales of finished products to The Coca-Cola Company	6.3

Piedmont Coca-Cola Bottling Partnership.  On July 2, 1993, Piedmont Coca-Cola Bottling Partnership (the “Partnership”) was formed by one of our wholly-owned subsidiaries and a wholly-owned subsidiary of The Coca-Cola Company to distribute and market finished bottle, can and fountain beverage products under trademarks of The Coca-Cola Company and other third party licensors in portions of North Carolina, South Carolina, Virginia and Georgia. Initially, our company and The Coca-Cola Company each beneficially owned a 50% interest in the Partnership. We currently beneficially own a 77.3% interest in the Partnership and The Coca-Cola Company beneficially owns a 22.7% interest in the Partnership. The initial term of the Partnership is through 2018, subject to early termination as a result of certain events. Each partner’s interest is subject to certain limitations on transfer, rights of first refusal and other purchase rights upon the occurrence of specified events.

We manufacture and package products and manage the Partnership pursuant to a management agreement. In connection with the management agreement, we receive a fee based on total case sales, reimbursement for out-of-pocket expenses and reimbursement for sales branch, divisional and certain other expenses. The term of the management agreement is through 2018, subject to early termination in the event of certain change in control events, a termination of the Partnership or a material default by either party. During fiscal year 2008, we received management fees of $23.2 million from the Partnership. We sell product at cost to the Partnership. These sales amounted to $98.4 million in fiscal year 2008. We sublease various fleet and vending equipment to the Partnership at cost. These sublease rentals amounted to $6.5 million in fiscal year 2008.

During 2002, we agreed to provide up to $195 million in revolving credit loans to the Partnership. The Partnership pays us interest on the loans at a rate equal to our average cost of funds plus 0.50% (7.1% at December 28, 2008). As of December 28, 2008, the aggregate outstanding principal balance of the loans was $61.9 million. The loan agreement was amended August 25, 2005 to extend the maturity date from December 31, 2005 to December 31, 2010 on terms comparable to the previous loan agreement.

Amended and Restated Stock Rights and Restrictions Agreement.  On January 27, 1989, we entered into a Stock Rights and Restrictions Agreement (the “Stock Rights and Restrictions Agreement”) with The Coca-Cola Company, pursuant to which, among other things, The Coca-Cola Company agreed (a) not to acquire additional shares of Common Stock or Class B Common Stock except in certain circumstances and (b) not to sell or otherwise dispose of shares of Class B Common Stock without first converting them into Common Stock except in certain circumstances.

On February 19, 2009, we entered into an Amended and Restated Stock Rights and Restrictions Agreement (the “Amended Rights and Restrictions Agreement”) with The Coca-Cola Company and Mr. Harrison, III. In connection with entering into the Amended Rights and Restrictions Agreement, The Coca-Cola Company converted all of its 497,670 shares of our Class B Common Stock into an equivalent number of shares of our Common Stock. The material terms of the Amended Rights and Restrictions Agreement include the following:

•	so long as no person or group controls more of our voting power than is collectively controlled by Mr. Harrison, III, trustees under the will of J. Frank Harrison, Jr. and any trust that holds shares of our stock for the benefit of the descendents of J. Frank Harrison, Jr. (collectively, the “Harrison Family”), The Coca-Cola Company will not acquire additional shares of our stock without our consent;

•	so long as no person or group controls more of our voting power than is controlled by the Harrison Family, we have a right of first refusal with respect to any proposed disposition by The Coca-Cola Company of shares of our stock;

•	we have the right through January 27, 2019 to call for redemption the number of shares of our stock that would reduce The Coca-Cola Company’s equity ownership in our company to 20% at a price not less than $42.50 per share, which is either mutually determined by the parties or determined by an appraisal or appraisals conducted by an investment banker or bankers appointed by the parties;

•	The Coca-Cola Company has certain registration rights with respect to shares of our stock owned by it; and

•	as long as The Coca-Cola Company holds the number of shares of our stock that it currently owns, it has the right to have its designee proposed by us for nomination to our board of directors, and Mr. Harrison, III and trustees of certain trusts established for the benefit of J. Frank Harrison, Jr. have agreed to vote shares of our stock which they control in favor of such designee.

The Amended Rights and Restrictions Agreement also provides The Coca-Cola Company the option to exchange its 497,670 shares of Common Stock for an equivalent number of shares of Class B Common Stock in the event any person or group acquires control of more of our voting power than is controlled by the Harrison Family.

The Amended Rights and Restrictions Agreement eliminates certain provisions of the prior Rights and Restrictions Agreement, including The Coca-Cola Company’s option and obligation to maintain certain equity and voting percentages in our company and its preemptive right to acquire shares of our stock.

Carl Ware is The Coca-Cola Company’s designee on our board of directors. Mr. Ware was Executive Vice President, Public Affairs and Administration of The Coca-Cola Company until his retirement in February 2003.

Termination of Voting Agreement and Irrevocable Proxy.  The Coca-Cola Company and Mr. Harrison, III were also parties to a Voting Agreement dated January 27, 1989 (the “Former Voting Agreement”), pursuant to which Mr. Harrison, III agreed to vote his shares of Common Stock and Class B Common Stock for a designee of The Coca-Cola Company for election as a director on our board of directors. In connection with the Voting Agreement, The Coca-Cola Company also granted to Mr. Harrison, III an irrevocable proxy with respect to all shares of Class B Common Stock and Common Stock owned by The Coca-Cola Company covering all matters on which the holders of such shares were entitled to vote other than certain mergers, consolidations, asset sales and other fundamental corporate transactions. In connection with entering into the Amended Rights and Restrictions Agreement, as described above, the parties terminated the Voting Agreement and Irrevocable Proxy effective February 19, 2009.

Other Transactions

We have a production arrangement with Coca-Cola Enterprises Inc. to buy and sell finished products at cost. Sales to Coca-Cola Enterprises Inc. under this agreement were $40.2 million in fiscal year 2008. Purchases from Coca-Cola Enterprises Inc. under this agreement were $18.4 million in fiscal year 2008.

Along with all other Coca-Cola bottlers in the United States, we are a member of Coca-Cola Bottlers’ Sales & Services Company LLC (the “Sales and Services Company”), which was formed in 2003 for the purposes of facilitating various procurement functions and distributing certain beverage products of The Coca-Cola Company and with the intention of enhancing the efficiency and competitiveness of the Coca-Cola bottling system in the United States. The Sales and Services Company negotiated the procurement for the majority of the Company’s raw materials (excluding concentrate) in 2008. We paid $.3 million in fiscal year 2008 to the Sales and Services Company for our share of the Sales and Services Company’s administrative costs. Amounts due from the Sales and Services Company for rebates on raw material purchases were $4.1 million at December 28, 2008. Coca-Cola Enterprises Inc. is also a member of the Sales and Services Company.

We lease the Snyder Production Center and certain adjacent property from Harrison Limited Partnership One (“HLP”) pursuant to a lease that expires in December 2010. HLP is directly and indirectly owned by trusts of which J. Frank Harrison, III and Deborah H. Everhart are trustees and beneficiaries. Total payments under this lease were $3.8 million in fiscal year 2008.

We also lease our corporate headquarters and an adjacent office building from Beacon Investment Corporation (“Beacon”), of which Mr. Harrison, III is the sole stockholder. Total payments under this lease were $3.7 million in fiscal year 2008. In fiscal year 2006, a wholly-owned subsidiary of ours entered into a new lease agreement with Beacon for a fifteen-year term beginning January 1, 2007 and extending through December 31, 2021.

Policy for Review of Related Person Transactions

Our Code of Business Conduct includes a written policy regarding the review and approval of certain related person transactions. Under the Code of Business Conduct, all material transactions or conflicts of interest involving members of our Board of Directors or our executive officers must be reported to and approved by the Audit Committee of our Board of Directors. For purposes of our Code of Business Conduct, any related person transaction that is required to be reported in our proxy statements pursuant to Item 404 of Regulation S-K is deemed to be a “material transaction” and must be reported to and approved by the Audit Committee. In addition to our written policy, it is also the practice of our Board of Directors to form Special Committees from time to time for the purpose of approving certain related person transactions.

Proposal 2:
Ratification of Selection of our Independent Registered
Public Accounting Firm for Fiscal Year 2009

General

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2009, ending January 3, 2010. This selection is being presented to our stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP audited our consolidated financial statements and internal control over financial reporting for fiscal year 2008. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. We are submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our consolidated financial statements for the fiscal years ended December 28, 2008 and December 30, 2007 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	FY 2008	FY 2007

Audit Fees(1)	$530,700	$587,049
Audit-Related Fees(2)	—	11,660
Tax Fees(3)	—	—
All Other Fees(4)	—	—

	$530,700	$598,709

(1)	Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of our annual consolidated financial statements and reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” For fiscal year 2007, these fees included fees billed for evaluation of internal controls in our Enterprise Resource Planning System.

(3)	Tax Fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(4)	All Other Fees consist of aggregate fees billed for products and services other than the services reported above.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairperson when necessary due to timing considerations. Any services approved by the Chairperson must be reported to the full Audit Committee at its next scheduled meeting. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval policies, and the fees for the services performed to date.

Required Vote and Recommendation

The affirmative vote of holders of a majority of the total votes of our Common Stock and Class B Common Stock present in person or by proxy and entitled to vote at the 2009 Annual Meeting of Stockholders, voting together in a single class, is required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2009.

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2009.

Audit Committee Report

The primary purpose of the Audit Committee is to act on behalf of the Board of Directors in its oversight of all material aspects of the accounting and financial reporting processes, internal controls and audit functions of Coca-Cola Bottling Co. Consolidated (the “Company”), including its compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Management has primary responsibility for the Company’s consolidated financial statements and reporting processes, including its internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 28, 2008. This review included a discussion of the quality and acceptability of the Company’s financial reporting and internal controls.

During the past fiscal year, the Audit Committee discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Audit Committee also received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

Based on the reviews, discussions and disclosures referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company for the fiscal year ended December 28, 2008 be included in its Annual Report on Form 10-K for such fiscal year.

Submitted by the Audit Committee of the Board of Directors.

H. W. McKay Belk, Chair
Sharon A. Decker
James H. Morgan
Dennis A. Wicker

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors and certain persons who beneficially own more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of our company. Executive officers, directors and such greater than 10% stockholders are required to furnish to us copies of all such reports they file. Based solely on our review of the copies of such reports received by us and written representations that no other reports were required for such persons, we believe that, during fiscal year 2008, all filing requirements applicable to our executive officers, directors and greater than 10% stockholders were complied with on a timely basis.

Stockholder Proposals

If any stockholder wishes to present a proposal to the stockholders of the Company at the 2010 Annual Meeting, such proposal must be received by us at our principal executive offices for inclusion in the proxy statement and form of proxy relating to the meeting on or before November 25, 2009. In addition, if we receive notice of stockholder proposals after February 8, 2009, then the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposals, without discussion of such matters in the proxy statement and without such proposals appearing as a separate item on the proxy card.

Additional Information

The entire cost of soliciting proxies will be borne by us. In addition to this proxy statement, proxies may be solicited by our directors, officers and other employees by personal contact, telephone, facsimile and e-mail. Such persons will receive no additional compensation for such services. Georgeson & Co., Inc. and Broadridge Financial Solutions have been retained to assist us in the solicitation of proxies at an aggregate cost of approximately $1,000 plus reasonable out-of-pocket expenses. All brokers, banks and other similar entities and other custodians, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of the shares of Common Stock held of record by such persons, and we will pay such brokers, banks and other fiduciaries all of their reasonable out-of-pocket expenses incurred in connection therewith.

Summary Annual Report and Annual Report on Form 10-K

This proxy statement is accompanied by our 2008 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 28, 2008. The Annual Report and the Form 10-K, which contains our consolidated financial statements and other information about us, are not incorporated in the proxy statement and are not to be deemed a part of the proxy soliciting material. Copies of this proxy statement and our 2008 Annual Report to Stockholders are available at www.proxyvote.com. A printed set of these materials, including a copy of our Form 10-K for the fiscal year ended December 28, 2008, is also available to stockholders without charge upon written request to James E. Harris, Senior Vice President and Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, P. O. Box 31487, Charlotte, North Carolina 28231.

Henry W. Flint
Secretary

March 25, 2009

Appendix A

COCA-COLA BOTTLING CO. CONSOLIDATED

COMPENSATION COMMITTEE CHARTER

I. Purpose

The primary purpose of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Coca-Cola Bottling Co. Consolidated (the “Company”) is to discharge the Board’s responsibilities relating to the compensation of the Company’s executive officers and directors.

II.  Committee Membership

The Committee shall consist of no fewer than three members. Each member of the Committee shall qualify as an “independent director” under the applicable rules of The NASDAQ Stock Market, LLC and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The members of the Committee and the Chairman of the Committee shall be appointed and removed by the Board.

III. Meetings

The Committee shall meet as frequently as necessary to assure the proper discharge of its duties. A majority of the Committee shall constitute a quorum and any action taken shall be by majority vote or by unanimous written consent. The Committee may adopt such procedures as it deems desirable for the conduct of its affairs. The Committee shall maintain a record of its meetings.

IV.  Duties and Responsibilities

1. The Committee shall determine the compensation of the executive officers and directors of the Company, including the approval of all equity grants and incentive and compensation plans.

2. The Committee shall review and approve employment offers and arrangements, severance arrangements, retirement arrangements, change in control arrangements and any other special or supplemental benefits for each executive officer of the Company.

3. In consultation with management, the Committee shall oversee regulatory compliance with respect to compensation matters, including overseeing the Company’s policies on structuring compensation programs to preserve tax deductibility and, as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Code.

4. The Committee shall review and discuss with management the Company’s disclosures under the “Compensation Discussion and Analysis” (“CD&A”) section of the Company’s proxy statement.

5. The Committee shall prepare a Compensation Committee Report for inclusion in the Company’s proxy statement, stating that the Committee has (a) reviewed and discussed the CD&A with management and (b) based on such review and discussions, recommended to the Board that the CD&A be included in the Company’s proxy statement and Form 10-K.

6. The Committee shall review any shareholder proposals relating to executive compensation and recommend to the Board the Company’s response to such proposals.

7. The Committee shall periodically review and reassess the adequacy of this Charter and recommend any significant changes to the Board for approval.

8. The Committee shall make regular reports to the Board.

A-1

Appendix B

COCA-COLA BOTTLING CO. CONSOLIDATED

EXECUTIVE COMMITTEE CHARTER

I. Purpose

The primary purpose of the Executive Committee (the “Committee”) of the Board of Directors (the “Board”) of Coca-Cola Bottling Co. Consolidated (the “Company”) is to assist the Board in handling matters which should not be postponed until a scheduled meeting of the Board.

II.  Committee Membership

The Committee shall consist of no fewer than three members. The members of the Committee and the Chairman of the Committee shall be appointed and removed by the Board and serve at the discretion of the Board.

III. Meetings

The Committee shall meet as frequently as necessary to assure the proper discharge of its duties. A majority of the Committee shall constitute a quorum and any action taken shall be by majority vote or by unanimous written consent. The Committee may adopt such procedures as it deems desirable for the conduct of its affairs. The Committee shall maintain a record of its meetings.

IV.  Duties and Responsibilities

1. During intervals between meetings of the Board and subject to the Bylaws of the Company, the Delaware General Corporation Law and other applicable laws, rules and regulations, the Committee shall have and may exercise all of the authority and power of the Board in the management of the Company’s business and affairs, including but not limited to, the power and authority to declare dividends, authorize the issuance of stock and adopt a certificate of ownership and merger of the Company and its subsidiaries.

2. The Committee shall recommend director candidates for nomination or appointment to the Board in accordance with the Corporate Governance and Nominating Guidelines of the Company.

3. The Committee shall make regular reports to the Board as appropriate.

4. The Committee shall periodically review and assess the adequacy of this Charter and recommend any significant changes to the Board for approval.

B-1

COCA-COLA BOTTLING CO. CONSOLIDATED
4100 COCA - COLA PLAZA
CHARLOTTE, NC 28211
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	COCAB1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COCA-COLA BOTTLING CO. CONSOLIDATED		For		Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED AND PROPOSAL 2.		All		All	Except
			☐	☐	☐
Vote on Directors
1.	The election of eleven directors to serve until the next Annual Meeting and until their successors have been elected and qualified.

Nominees:
	01) J. Frank Harrison, III	07) Ned R. McWherter
	02) H.W. McKay Belk	08) James H. Morgan
	03) Sharon A. Decker	09) John W. Murrey, III
	04) William B. Elmore	10) Carl Ware
	05) Deborah H. Everhart	11) Dennis A. Wicker
06) Henry W. Flint

Vote on Proposals								For	Against	Abstain
2.	A proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2009.							☐	☐	☐

3.	Such other business as may properly come before the Annual Meeting or any adjournment thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholders. If no direction is made, this proxy will be voted in favor of the election of all nominees as Directors and FOR proposal 2. If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

COCAB2

COCA-COLA BOTTLING CO. CONSOLIDATED
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
May 5, 2009
The undersigned hereby appoints J. Frank Harrison, III and William B. Elmore, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock or Class B Common Stock of Coca-Cola Bottling Co. Consolidated that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Eastern Time on May 5, 2009, at the Corporate Center, 4100 Coca-Cola Plaza, Charlotte, NC 28211, and any adjournment thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE